  As filed with the Securities and Exchange Commission on October 31 , 1997.
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                               CPS SYSTEMS, INC.
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)
         TEXAS                      7379                    75-1607857
    (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S EMPLOYER
    JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)                NUMBER)
                                 3400 CARLISLE
                                   SUITE 500
                              DALLAS, TEXAS 75204
                                (214) 855-5277
             (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                   OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                 PAUL E. KANA
                            CHIEF EXECUTIVE OFFICER
                             C/O CPS SYSTEMS, INC.
                                 3400 CARLISLE
                                   SUITE 500
                              DALLAS, TEXAS 75204
                                (214) 855-5277
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
         EDWARD H. BROWN, ESQ.                MICHAEL J. ERICKSON, ESQ.
        CHESTER J. HOSCH, ESQ.                  LAURA A. BERTIN, ESQ.
    SCHREEDER, WHEELER & FLINT, LLP          SUMMIT LAW GROUP, P.L.L.C.
       1600 THE CANDLER BUILDING             1505 WESTLAKE AVENUE NORTH
      127 PEACHTREE STREET, N.E.                      SUITE 300
        ATLANTA, GEORGIA 30303                SEATTLE, WASHINGTON 98109
            (404) 681-3450                         (206) 281-9881
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                ---------------
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                              PROPOSED MAXIMUM                              AMOUNT OF
   TITLE OF EACH CLASS OF      AMOUNT TO BE  OFFERING PRICE PER      PROPOSED MAXIMUM      REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED(1)        UNIT(2)       AGGREGATE OFFERING PRICE      FEE
-------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01(1)....................     1,437,500           $9.00             $12,937,500.00         $3,920.45
-------------------------------------------------------------------------------------------------------
Representative's Warrant to
 purchase
 shares of Common Stock....      143,750            $0.01               $1,437.50            $    0.44
-------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01, issuable upon
 exercise of
 Representative's Warrant..      143,750           $10.80             $1,552,500.00          $  470.45
-------------------------------------------------------------------------------------------------------
Total......................                                                                  $4,391.34
-------------------------------------------------------------------------------------------------------

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(1)  Includes 187,500 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                  Subject to Completion Dated December  , 1997

                                1,250,000 SHARES

                                      LOGO
                                  COMMON STOCK

  CPS Systems, Inc. ("CPS" or the "Company") hereby offers 1,250,000 shares of its common stock (the "Common Stock"). Prior to this offering, there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. The Company anticipates that the Common Stock will be quoted on the Nasdaq National Market under the symbol "CPSI" effective upon the closing of this offering.

                                  -----------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          UNDERWRITING
                                          PRICE           DISCOUNTS AND        PROCEEDS TO
                                        TO PUBLIC        COMMISSIONS(1)        COMPANY(2)
------------------------------------------------------------------------------------------
Per share.......................      $                   $                   $
------------------------------------------------------------------------------------------
Total (3).......................     $                   $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Excludes a non-accountable expense allowance payable to Cruttenden Roth Incorporated, representative of the Underwriters (the "Representative" or "Cruttenden Roth"), and the value of warrants to purchase up to 125,000 shares of Common Stock (143,750 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price of 120% of the public offering price to be issued to the Representative (the "Representative's Warrant"). The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting offering expenses, including the nonaccountable expenses allowance in the amount of $300,000 ($345,000 if the Underwriters' over-allotment option is exercised in full), estimated at $650,000, payable by the Company.
(3) Certain shareholders have granted to the Underwriters a 45-day option to purchase up to 187,500 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discounts and Commissions, and Proceeds to the Selling
    Shareholders will be $  , $   and $  , respectively. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of share certificates will be made against payment therefor at the offices of Cruttenden Roth Incorporated in Irvine, California, or through the facilities
of the Depository Trust Company on or about     , 1997.


                                  -----------

                                Cruttenden Roth
                                  INCORPORATED

               THE DATE OF THIS PROSPECTUS IS            , 1997.

                  [Map showing the locations of the Company's
                       customer installations and of the
                    Company's personnel and sales offices.]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The Company intends to furnish annual reports to shareholders containing audited financial statements and make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, the information in this Prospectus assumes that the over-allotment option granted to the underwriters has not been exercised. See "Underwriting." Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  CPS develops, markets, implements and supports fully integrated software applications designed specifically for public sector organizations, including states, counties, townships, city governments and other municipal agencies. The Company's products address the following functional areas: (i) property tax appraisal and assessment, (ii) property tax billing and collection, (iii) city and municipal systems and (iv) remittance processing systems. Currently, the Company's public sector software applications are installed in six states (Colorado, Florida, North Carolina, New Mexico, Oklahoma and Texas), serving more than 250 customers. The majority of its customers are county governments with taxable parcel counts over 10,000 or cities with populations between 5,000 and 35,000. These potential customers make up approximately 76% of the total counties and 85% of the total cities in the United States. The Company's focus on the public sector allows it to design solutions that address the precise needs of these organizations.

  The Company has identified three significant growth opportunities in the public sector marketplace. First, CPS intends to geographically expand its core product business to address the following functional areas: property tax appraisal and assessment, property tax billing and collection and city and municipal systems. This opportunity represents a key segment of the Company's business strategy due to the growing recurring revenue streams generated by license agreements entered into by customers of the Company's core business. Second, the Company plans to leverage its 17 years of public sector experience to capitalize on the opportunity created by the Year 2000 ("Y2K") problem. The Y2K problem results from the inability of certain computer systems to properly interpret dates for the year 2000 and beyond. For example, unless Y2K compliance is completed in certain systems, credit cards and ATM cards will expire prematurely and insurance policies that span more than three years cannot be written. Public sector entities are faced with the prospect of competing with the private sector for recruiting, hiring and retaining top data processing talent, despite limited ability to match competitive salaries for attracting new hires or retaining existing staff. Third, CPS intends to leverage the interoperability of the Company's core products to manage information flow between departments as organizations shift from mainframe computers to client/server systems.

  The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. This market comprises over 3,000 counties and over 19,000 municipalities in the U.S. According to one industry source, state and local government agencies spent approximately $34.5 billion on information technology and related products in 1996. This total includes approximately $5.0 billion for software, $6.7 billion for external services, $7.4 billion for hardware and $15.4 billion for internal services (e.g., in-house management information systems departments). Management estimates the remaining $1.9 billion was spent on the software in the Company's core product areas. While the business community is taking steps to address the Y2K problem, due to budgetary and other constraints many public sector organizations lack the resources to achieve a timely solution. One industry source estimates that the overall cost of solving the Y2K problem worldwide will be in the range of $300 to $600 billion. CPS believes the Y2K problem will cause many public sector organizations to explore further the possibility of migrating all or portions of their legacy systems to Y2K compliant client/server systems. As computing technology evolves and information processing requirements expand, medium to large public sector organizations are seeking to preserve the investment in their existing systems by integrating or replacing mainframe computers with modern distributed computer processing architectures, such as client/server systems.

  CPS currently markets 41 applications to public sector organizations, offering customers the following: (i) compliance with periodically changing legislation, (ii) simplification of data entry, (iii) extensive security features, (iv) flexible report configuration and (v) open system technology. CPS has developed a proprietary tool that converts client data into a Y2K compliant format that can be run by CPS applications which are Y2K compliant. Management believes this tool offers a significant competitive advantage in marketing software applications. The Company's application software products are readily adaptable to meet a customer's initial needs and are designed with sufficient flexibility to respond to a customer's specific system refinements and ongoing changes. The Company's tiered software architecture enables the CPS to utilize multiple platforms and effectively integrate new technologies with existing software.

  The Company sees the Y2K opportunity as a means of becoming a dominant leader in providing public sector solutions on a national basis. To accomplish this, CPS plans to expand geographically the size of its direct sales and marketing force and concurrently hire additional technical support and systems personnel. Expansion benefits include the execution of additional long-term service agreements, generating recurring revenue from continuing monthly maintenance and service fees, typically at a rate equal to approximately 32% of the software license fee. The Company believes that the public sector marketplace is highly fragmented with many small, closely-held companies and views acquisitions as a means of acquiring technology and application expertise, broadening its customer base and expanding geographically. To support its growth, the Company has entered into strategic alliances with external software developers and Y2K service providers enabling it to provide the necessary technical resources in a timely manner. The Company believes a substantial opportunity exists to sell additional products to current customers who have only one installed CPS product. CPS believes its customer base offers considerable leverage to new business as references from existing customers often result in future sales opportunities.

  The Company was incorporated under the laws of the state of Texas in July 1978. The Company's executive offices are located at 3400 Carlisle, Suite 500, Dallas, Texas 75204, and its telephone number is (214) 855-5277.

                                  THE OFFERING

Common Stock offered by the         1,250,000
Company...........................

Common Stock to be outstanding
 after this offering..............
                                    6,082,502(1)

Use of Proceeds...................  Repayment of certain indebtedness, working capital, potential acquisitions and other general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market     CPSI
Symbol............................
--------
(1) Gives effect to the exercise of outstanding warrants to purchase an aggregate of 927,766 shares of Common Stock, exercisable at a price per share of $0.0026, which will be exercisable on the earlier of December 31, 1999 or completion of an initial public offering. Does not give effect to
    (i) 335,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's 1997 Equity Participation Plan with a per share exercise price equal to the initial offering price, (ii) 265,000 shares of Common Stock reserved for issuance upon exercise of options reserved for future grant under the Company's 1997 Equity Participation Plan, (iii) 100,000 shares of Common Stock reserved under the Company's Employee Stock Purchase Plan and (iv) 125,000 shares (143,750 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock issuable upon exercise of the Representative's Warrant at an exercise price of $10.80 per share. See "Management--Employee Equity Plans," "Description of Capital Stock--Warrants" and "Underwriting."

                             SUMMARY FINANCIAL DATA

                 (amounts in thousands, except per share data)

                                                YEAR ENDED       SIX MONTHS
                                                DECEMBER 31,   ENDED JUNE 30,
                                               --------------  ----------------
                                                1995    1996    1996     1997
                                               ------  ------  -------  -------
Statement of Operations Data:
 Total revenue................................ $6,253  $8,363   $3,994   $5,405
 Gross profit.................................  5,056   6,613    3,192    3,919
 Operating expenses...........................  4,440   5,528    2,565    3,199
 Earnings from operations before amortization
  of intangible assets........................    616   1,085      627      720
 Net earnings (loss)..........................   (230)   (246)     (78)     133
Net earnings (loss) per common share(1)....... $(0.06) $(0.06) $ (0.02) $  0.03
Weighted average shares used in computing net
 earnings (loss) per common share(1)..........  3,905   3,905    3,905    3,905

                                                          DECEMBER 31,  JUNE 30,
                                                         ------------- ---------
                                                          1995   1996    1997
                                                         ------ ------ ---------
Balance Sheet Data:
 Cash................................................... $  385 $  592  $  447
 Working capital........................................    200    303     368
 Total assets...........................................  6,025  6,134   6,137
 Long-term debt, net of current portion.................  3,041  2,741   2,560
 Shareholders' equity...................................    770    524     657

--------
(1) Does not give effect to (i) the exercise of outstanding warrants to purchase an aggregate of 927,766 shares of Common Stock, exercisable at a price per share of $0.0026, which will be exercisable on the earlier of December 31, 1999 or completion of an initial public offering, (ii) 335,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's 1997 Equity Participation Plan with a per share exercise price equal to the initial offering price, (iii) 265,000 shares of Common Stock reserved for issuance upon exercise of options reserved for future grant under the Company's 1997 Equity Participation Plan, (iv) 100,000 shares of Common Stock reserved under the Company's Employee Stock Purchase Plan and (v) 125,000 shares (143,750 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock issuable upon exercise of the Representative's Warrant at an exercise price of $10.80 per share. See "Management--Employee Equity Plans," "Description of Capital Stock--Warrants" and "Underwriting."

                                ----------------

  The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within this Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in this Prospectus and the matters set forth in this Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Shares offered hereby.

RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET

  A substantial portion of the Company's revenue to date has been attributable to sales of software and services to state, county and city governments and other municipal agencies. The Company expects that sales to such public sector customers will account for substantially all of the Company's revenue in the future. Virtually all of these public sector organizations have existing information processing systems. Accordingly, in order to continue to increase its sales to this market, the Company must persuade these organizations to replace or upgrade existing information processing systems. Change to an organization's information system is a costly, time consuming and operationally disruptive process for the customer. Conversion to a new information processing system must typically be done without any disruption of service and, accordingly, the Company's potential customers perceive a high degree of risk in connection with the adoption of a new system. In addition, the purchase of the Company's products involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures by an organization. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control. There can be no assurance that potential customers for the Company's products in the public sector market will continue to make information processing system replacement decisions at rates necessary to maintain demand for the Company's products and sustain market growth or that the Company's products will be accepted by public sector organizations that consider replacing their current information processing systems. A significant reduction in demand or acceptance of the Company's products could have a material adverse effect on the Company's business, financial condition and operating results.

UNCERTAINTY OF DEMAND FOR YEAR 2000 SOLUTIONS

  The Company anticipates focusing a significant portion of its marketing and sales efforts on products and solutions addressing the Y2K problem. The Company's current plans involve developing solutions for current and potential customers based upon modifications to the Company's existing software product lines. Although the Company believes that the market for Y2K solutions will grow significantly as the Y2K approaches, there can be no assurance that the market will develop to the extent anticipated by the Company. Moreover, the Company's efforts are directed at addressing the Y2K problem within the framework of its traditional software products. Consequently, the Company's market for its Y2K solution products is limited to current and potential public sector customers of its existing software products. In addition, the Company's customers may seek alternative solutions for the Y2K problem. Many customers may attempt to resolve the problem internally rather than purchase products and solutions from the Company or may seek to solve the Y2K problem by retaining consultants or other competitors who may address the Y2K problem through enterprise solutions covering the customer's entire computer system. Due to these factors, development of a market for the Company's Y2K solution is uncertain and unpredictable. Furthermore, the demand for Y2K products and solutions is likely to diminish after the year 2000. The failure of the market to increase, or to increase more slowly than anticipated, could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Industry Overview."

COMPETITION

  The market in which the Company competes is highly fragmented, with a large number of competitors that vary in size, primary computer platforms and overall product scope. Within its traditional public sector markets, the Company competes from time to time with (i) custom software and services providers (such as

Andersen Consulting, KPMG Peat Marwick and Oracle Corporation), (ii) companies which focus on selected segments of the public sector market (including Systems Computer & Technology, Inc., Manatron, Inc., H.T.E., Inc., American Management Systems, Inc., BRC Holdings, Inc.) and (iii) a significant number of smaller private companies. The Company also competes with in-house management information services staff. In addition, within the market for its Y2K solution products, the Company anticipates that it will compete with companies who focus upon overall enterprise solutions to the Y2K problem. Many of the Company's competitors are more established, benefit from greater name recognition and have substantially greater resources than the Company. Moreover, the Company could face additional competition as other established and emerging companies enter the public sector software application market and/or the Y2K market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and operating results. See "Business--Competition."

MANAGEMENT OF GROWTH

  The Company has recently experienced a period of significant expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, and anticipates that growth may continue in the future. To accommodate future growth, if any, the Company must continue to implement and improve information systems, procedures and controls and hire and train management, technical and sales personnel. The Company believes there is significant competition for software development professionals with the skills and expertise necessary to perform services offered by the Company. Although the Company invests, and plans to continue investing, significant resources in retaining and expanding its qualified management, technical and sales force, the Company may experience difficulty in recruiting and retaining capable personnel. There can be no assurance that the Company will be able to expand successfully its management, technical or sales personnel or that any such expansion will increase revenue. Failure by the Company to implement and improve the Company's operational, financial and management systems or maintain and expand personnel could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Dependence on Key Personnel" and "Business-- Employees."

POTENTIAL FLUCTUATIONS OF OPERATING RESULTS; FUTURE OPERATING RESULTS
UNCERTAINTY

  The Company's revenue and operating results are subject to fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of customer evaluation processes for the Company's solutions, the timing of customer system conversions, announcements of new products by the Company or its competitors, and the Company's sales practices. In addition, since a significant portion of the Company's operating expenses is fixed, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. Many of these factors are not within the Company's control. These factors can cause significant variations in operating results from quarter to quarter, which may also adversely affect and cause volatility in the market price of the Company's common stock. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future quarterly performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE

  The Company's future success will depend significantly upon its ability to enhance its current products, develop or acquire and market new products which keep pace with technological developments, evolving industry standards and legislative amendments and respond to changes in customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements, or that its competitors will not develop products that are superior to the Company's products or achieve greater market acceptance than the Company's products. Failure by the Company to respond to technological change or the development of superior products by its competitors could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company's continued success will depend upon the availability and performance of its senior management team, particularly Paul E. Kana, Chairman and Chief Executive Officer, and James K. Hoofard, Jr., President and Chief Operating Officer, each of whom possess unique and extensive industry knowledge and experience. While the Company currently maintains key-man life insurance policies on Paul E. Kana and James K. Hoofard, Jr., the loss of either man could have a material adverse effect on the Company's business, financial condition and operating results. See "Management--Directors, Executive Officers and Key Employees."

PROPRIETARY RIGHTS AND RISKS OF INFRINGEMENT

  The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. Despite these precautions, it may be possible for unauthorized parties to copy the Company's software or reverse engineer or otherwise obtain and use information the Company regards as proprietary. The Company has no patents and, under existing copyright laws, has only limited protection. In addition, certain provisions of the license agreements entered into by the Company, including provisions against unauthorized use, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation or development could have a material adverse effect on the Company's business, financial condition and operating results. As the number of competitors providing similar products increases, overlapping methodologies used in such products will become more likely. Although the Company's methodology has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial cost to the Company and divert resources and management from the Company's operations. Any infringement claim or litigation against the Company could, have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Intellectual Property, Proprietary Rights and Licenses."

POTENTIAL PRODUCT LIABILITY AND RISK OF SOFTWARE DEFECTS

  The Company markets to its customers complex, mission-critical applications. Any failure in a customer's system could result in a claim for damages, regardless of the Company's responsibility for such failure. The Company has never been involved in product liability litigation, and the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, there can be no assurance that the limitation of liability provisions contained in the

Company's license agreements would be enforceable or would otherwise protect the Company from liability for damages. The Company currently carries general liability insurance protecting against product liability claims. There can be no assurance that such insurance will continue to be available, or available at a cost acceptable to Company, or that the policy's limits will be sufficient to satisfy any judgment or claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements could have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations, which could have a material adverse effect on the Company's business, financial condition and operating results.

  Software products as complex as those developed by the Company may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Errors, bugs or viruses could result in loss or delay of market acceptance, a failure in a client's system or complete loss of client data. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that defects and errors will not be found after commencement of product shipments. Any such defects could have a material adverse effect upon the Company's business, financial condition and operating results. See "Business-- Research and Development."

ACQUISITION RISK

  As part of its growth strategy, the Company intends to evaluate the acquisition of other companies, assets or product lines that would complement or expand its existing business in attractive geographic or service markets or that would broaden its customer relationships. Although the Company periodically considers possible acquisitions, no specific acquisitions are being negotiated. In addition, although the Company conducts due diligence reviews of potential acquisition candidates, the Company may not be able to identify all material liabilities or risks related to potential acquisition candidates. There can be no assurance that the Company will be able to locate and acquire any business, retain key personnel and customers of an acquired business or integrate any acquired business successfully. Additionally, there can be no assurance that financing for any acquisition, if necessary, will be available on acceptable terms, if at all, or that the Company will be able to accomplish its strategic objectives in connection with any acquisition. See "Business--Growth Strategy."

DEPENDENCE ON KEY SUPPLIERS AND RELATIONSHIPS

  The Company purchases certain key components of its products from limited source suppliers. Establishing relationships with additional or replacement suppliers for any of the components used in the Company's products, if required, could involve significant additional costs. The inability of any of the Company's suppliers to provide functional components on a timely basis, or the inability of the Company to locate qualified alternative suppliers or coding programmers on acceptable terms, could have a material adverse effect on the Company's business, financial condition and operating results. The Company may also need to establish additional alliances and relationships in order to keep pace with evolutions in technology and enhance its service offerings, and there can be no assurance such additional alliances will be established. See "Business--Growth Strategy" and "--Sales and Marketing."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price has been determined through negotiations among the Company and the Representative of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS

  Upon completion of this offering and giving effect to the exercise of outstanding warrants to purchase 927,766 shares, the six existing directors, executive officers and principal shareholders of the Company and their affiliates will beneficially own approximately 76% of the outstanding Common Stock (71% if the over-allotment option is exercised in full). As a result, these shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. In addition, each of the Company's current shareholders has pledged his shares to secure certain of the Company's outstanding indebtedness. The Company believes that operating revenue and reserves will be sufficient to pay such indebtedness. However, there can be no assurance that the Company will be able to repay such indebtedness and failure to do so could result in a change of control of the Company and/or have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Principal Shareholders."

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

  The principal purposes of this offering are to retire certain indebtedness, obtain additional working capital, create a public market for the Company's Common Stock and facilitate the Company's future access to public equity markets. The Company expects to use most of the net proceeds of this offering for working capital and general corporate purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Use of Proceeds."

RISK OF LOW-PRICED STOCKS

  The Company will concurrently apply to have its Common Stock listed on the Nasdaq National Market effective upon the closing of this offering. In order to continue to be listed on the Nasdaq National Market, a company must meet certain financial maintenance criteria. Although the Company currently meets these criteria, there can be no assurance that the Company will continue to do so in the future. Failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from the Nasdaq National Market. As a result of such delisting, the Common Stock would be traded on the over-the-counter market, in which case investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. If the Company's Common Stock was delisted from the Nasdaq National Market, and the trading price of the Common Stock were less than $5.00 per share, the Common Stock might be considered "penny stock" and trading in the Common Stock might be subject to the requirements of certain rules under the Securities Exchange Act of 1934. These rules could adversely affect the ability and willingness of broker-dealers to sell the Common Stock, which could reduce the liquidity of the Common Stock and have a material adverse effect on the trading market for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 6,082,502 shares (6,270,002 if the Underwriters' over-allotment option is exercised in full) of Common Stock (based upon the number of shares outstanding as of October 31, 1997 and assuming the exercise of outstanding warrants to purchase 927,766 shares of Common Stock), of which the 1,250,000 shares sold in this offering (1,437,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable. Approximately 4,832,502 (4,645,002 if the Underwriters' over-allotment option is exercised in full) of the remaining shares are subject to agreements with the Underwriters under which such shares may not be offered, sold or otherwise disposed of for a period of one year after the date of this Prospectus without the prior written consent of Cruttenden Roth, but will thereafter be eligible for sale pursuant to Rule 144 of the Securities Act. The holders of 927,766 shares of Common Stock (865,000 if the Underwriters' over-allotment option is exercised in full) are entitled to certain piggyback and demand registration rights with respect to such shares. By exercising their rights, such holders could cause additional shares to be sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the common stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock--Registration Rights of Certain Holders."

DILUTION

  Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price and will incur additional dilution upon the exercise of stock options and warrants. See "Dilution."

NO CASH DIVIDENDS

  The Company intends to retain any future earnings for its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTITAKEOVER EFFECTS

  Certain provisions of the Company's Articles of Incorporation, as amended (the "Restated Articles"), may deter or frustrate a takeover attempt of the Company that a shareholder might consider in his best interest. The Company's Restated Articles or Bylaws, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year, (iii) any special meeting of the shareholders may be called only by the Chairman of the Board, President or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, (iv) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings and (v) the Company's Board of Directors be divided into three classes, each of which serves for different two-year periods, and for which shareholders have no cumulative voting rights. In addition, the Company will be authorized to issue additional shares of Common Stock and up to 10 million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Shareholders will have no preemptive rights with respect to any additional common stock or preferred stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device. Except as set forth herein, the Company has no current intentions or plans to issue additional Common Stock or issue preferred stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company at the assumed public offering price of $8.00 per share are estimated to be $8.4 million ($9.7 million if the over-allotment option granted to the Underwriters is exercised in full), after deducting the estimated underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company intends to use a portion of the net proceeds from this offering to repay approximately $1.0 million of indebtedness. As of October 31, 1997 the outstanding principal amount under the Company's senior term loan with FINOVA Capital Corporation ("FINOVA") was approximately $800,000, bearing interest at prime plus 2 1/2% and maturing December 30, 1998, and the loans from shareholders to the Company's subsidiary, CDP Systems, Inc., amounted to approximately $128,000, bearing interest at 8% and maturing July 1, 2000. The Company expects to use the balance of net proceeds of approximately $7.4 million for working capital, possible acquisitions or investments in products, technologies or businesses that broaden or enhance the Company's current product or service offerings and general corporate purposes. There are no current agreements or understandings with respect to any acquisitions, investments or other transactions. Pending such uses, the Company intends to invest the remaining net proceeds in short-term, investment grade, interest-bearing securities. See "Risk Factors-- Acquisition Risk," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business and to support growth and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's credit facilities currently place certain restrictions on the Company's ability to declare and pay dividends.

                                   DILUTION

  The net tangible book value of CPS as of June 30, 1997 was approximately ($.40) per share of Common Stock. Net tangible book value per share of the Common Stock is equal to the book value of the Company's total tangible assets less the book value of its total liabilities, divided by the total number of shares of Common Stock outstanding as of June 30, 1997. After giving effect to the sale by CPS of the 1,250,000 shares of Common Stock offered hereby, the exercise of the put warrants and after deducting the underwriting discount and the estimated offering expenses payable by CPS, the pro forma net tangible book value of CPS at June 30, 1997 would have been $7,100,110, or $1.17 per share. This represents an immediate increase in the net tangible book value of $1.57 per share to existing holders of Common Stock and an immediate dilution of $6.83 per share to the persons purchasing shares of Common Stock at the assumed public offering price. The following table illustrates this per share dilution:

Public offering price.............................................         $8.00
 Net tangible book value before the offering......................  ($.40)
 Increase attributable to new investors...........................   1.57
                                                                   ------
Pro forma net tangible book value after the offering..............          1.17
                                                                           -----
Dilution to new investors (85.4%).................................         $6.83
                                                                           =====

  The following table compares, as of June 30, 1997, the number of shares of Common Stock purchased from CPS by its existing shareholders prior to this offering and to be purchased by new investors in this offering, the total consideration paid or to be paid to CPS and the average price per share paid or to be paid to the Company by the Company's existing shareholders and by new investors purchasing shares in this offering, assuming no exercise of the Underwriters' over-allotment option:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing shareholders........... 4,832,502    80%  $ 1,002,376     9%    $ .21
New investors................... 1,250,000    20    10,000,000    91     $8.00
                                 ---------   ---   -----------   ---
  Total......................... 6,082,502   100%  $11,002,376   100%
                                 =========   ===   ===========   ===

  The foregoing table assumes exercise of outstanding options or warrants. Subsequent to June 30, 1997, CPS granted options to purchase 335,000 shares of Common Stock under the Stock Option Plan. In addition, CPS will issue to the Representative, effective upon consummation of this offering, the Representative's Warrant. See "Management--Employee Equity Plans," "Principal Shareholders" and "Underwriting."

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of June 30, 1997 on an actual and as adjusted basis. The information set forth in the table below should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds."

                                                              JUNE 30, 1997
                                                            -------------------
                                                               (AMOUNTS IN
                                                                THOUSANDS)
                                                                        AS
                                                            ACTUAL  ADJUSTED(2)
                                                            ------  -----------
Cash and cash equivalents.................................. $  447    $ 7,937
                                                            ======    =======
SHORT-TERM DEBT:
Current portion of long-term debt..........................    316        -0-
                                                            ------    -------
LONG-TERM DEBT:
Senior term loan...........................................    546        -0-
Senior subordinated note...................................  2,014      2,014
Other debt(3)..............................................    315        -0-
                                                            ------    -------
 Total long-term debt...................................... $2,875    $ 2,014
                                                            ------    -------
SHAREHOLDERS' EQUITY:
Common stock and paid-in capital
$.01 par value, 50,000 shares authorized;
4,833 shares issued and outstanding; 6,083 shares issued
and outstanding,
as adjusted (1)............................................  1,000      9,667
Accumulated deficit........................................   (343)      (343)
                                                            ------    -------
Total stockholders' equity................................. $  657    $ 9,324
                                                            ------    -------
Total capitalization....................................... $3,532    $11,338
                                                            ======    =======

--------
(1) Gives effect to the exercise of outstanding warrants to purchase an aggregate of 927,766 shares of Common Stock, exercisable at a price per share of $0.0026, which will be exercisable on the earlier of December 31, 1999 or completion of an initial public offering. Does not give effect to
    (i) 335,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's 1997 Equity Participation Plan with a per share exercise price equal to the initial offering price, (ii) 265,000 shares of Common Stock reserved for issuance upon exercise of options reserved for future grant under the Company's 1997 Equity Participation Plan and (iii) 100,000 shares of Common Stock reserved under the Company's Employee Stock Purchase Plan. See "Management--Employee Equity Plans," "Description of Capital Stock--Warrants" and "Underwriting."
(2) Reflects the issuance and sale by the Company of 1,250,000 shares of the Common Stock offered hereby and the application of a portion of the net proceeds therefrom to repay certain indebtedness, after deducting the underwriting discount and estimated offering expenses.
(3) Represents recorded amount of put warrants as of June 30, 1997. Warrant holders have agreed to exercise all warrants upon closing of the Company's initial public offering.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below for the years ended December 31, 1996 and 1995, and as of December 31, 1996 are derived from the Company's Financial Statements, which appear elsewhere in this Prospectus and which have been audited by Grant Thornton LLP, independent accountants. The selected financial data as of December 31, 1995 are derived from the Company's audited financial statements which are not included in this Prospectus. The selected financial data as of June 30, 1996 are derived from the Company's unaudited financial statements, which are not included in this Prospectus. The selected financial data for the six months ended June 30, 1997 and 1996, and as of June 30, 1997, are derived from the Company's unaudited financial statements which appear elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the Financial Statements which appear elsewhere in this Prospectus, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such unaudited financial statements. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                YEAR ENDED       SIX MONTHS
                                                DECEMBER 31,    ENDED JUNE 30,
                                               --------------  ----------------
                                                1995    1996    1996     1997
                                               ------  ------  -------  -------
                                               (AMOUNTS IN THOUSANDS EXCEPT
                                                      PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenue:
  License fees................................ $  424  $1,635  $   852  $ 1,365
  Recurring maintenance and service fees......  3,907   3,851    1,928    1,911
  Product sales...............................  1,594   2,052      978    1,648
  Other service fees..........................    328     825      236      481
                                               ------  ------  -------  -------
   Total revenue..............................  6,253   8,363    3,994    5,405
                                               ------  ------  -------  -------
 Cost of revenue:
  Product sales...............................  1,033   1,465      703    1,236
  Purchased software..........................    153     274       94      210
  Distribution................................     11      11        5       40
                                               ------  ------  -------  -------
   Total cost of revenues.....................  1,197   1,750      802    1,486
                                               ------  ------  -------  -------
 Gross profit.................................  5,056   6,613    3,192    3,919
 Operating expenses:
  Support and customer service................  2,276   2,743    1,301    1,459
  Selling and marketing.......................    601     772      379      409
  Research and development....................    692     866      337      729
  General and administrative..................    871   1,147      548      602
                                               ------  ------  -------  -------
   Total operating expenses...................  4,440   5,528    2,565    3,199
                                               ------  ------  -------  -------
 Earnings from operations before amortization
  of intangible assets........................    616   1,085      627      720
 Amortization of intangible assets............    430     434      223      221
                                               ------  ------  -------  -------
 Earnings from operations.....................    186     651      404      499
 Interest and financing costs.................    440     732      371      192
                                               ------  ------  -------  -------
 Earnings (loss) before income taxes..........   (254)    (81)      33      307
 Income tax expense (benefit).................    (24)    165      111      174
                                               ------  ------  -------  -------
 Net earnings (loss).......................... $ (230) $ (246) $   (78) $   133
                                               ======  ======  =======  =======
 Net earnings (loss) per common share(1)...... $(0.06) $(0.06) $ (0.02) $  0.03
 Weighted average shares used in computing net
  earnings (loss) per common share(1).........  3,905   3,905    3,905    3,905
                                                DECEMBER 31,       JUNE 30,
                                               --------------  ----------------
                                                1995    1996    1996     1997
                                               ------  ------  -------  -------
BALANCE SHEET DATA:
 Cash......................................... $  385  $  592  $   218  $   447
 Working capital..............................    200     303      181      368
 Total assets.................................  6,025   6,134    5,987    6,137
 Long-term debt, net of current portion.......  3,041   2,741    2,877    2,560
 Shareholders' equity.........................    770     524      657      657

--------
(1) Does not give effect to (i) the exercise of outstanding warrants to purchase an aggregate of 927,766 shares of Common Stock, exercisable at a price per share of $0.0026, which will be exercisable on the earlier of December 31, 1999 or completion of an initial public offering, (ii) 335,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's 1997 Equity Participation Plan with a per share exercise price equal to the initial offering price, (iii) 265,000 shares of Common Stock reserved for issuance upon exercise of options reserved for future grant, under the Company's 1997 Equity Participation Plan, (iv) 100,000 shares of Common Stock reserved under the Company's Employee Stock Purchase Plan and (v) 125,000 shares (143,750 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock issuable upon exercise of the Representative's Warrant at an exercise price of $10.80 per share. See "Management--Employee Equity Plans," "Description of Capital Stock--Warrants" and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains certain forward-looking statements. Actual results could differ materially. See "Risk Factors."

OVERVIEW

  The Company offers fully integrated, Y2K compliant, software solutions designed to automate and integrate the operations of public sector organizations. CPS serves the public sector market through three core product groups: property tax appraisal and assessment, property tax billing and collection and city and municipal systems. The Company provides its software applications to customers in public sector markets under license agreements and service contracts generally ranging from one to five years with automatic renewals thereafter. The Company also markets to the private sector its remittance processing systems ("RPS") solutions and related network and communications products. The Company derives its revenue from four principal sources: software license fees; recurring monthly maintenance and service fees; hardware and product sales; and recurring monthly hardware maintenance fees. Revenue from software licenses is generated from the initial contracts that grant customers the right to use the Company's software products. Revenue from recurring monthly maintenance and service fees is generated from the continued use of the Company's software products. Revenue from hardware and product sales includes sales of computers, data collection equipment, peripherals, RPS solutions and related network and communications products purchased from third parties and sold by the Company to its customers. Maintenance and other revenue includes revenue associated with hardware maintenance and support services.

  The Company recognizes revenue from software licenses when the related license agreement has been executed and the software has been installed. Revenue from recurring maintenance and service fees is recognized ratably over the term of the applicable license agreement. The Company begins to realize recurring revenue approximately three to 12 months after the initial license is executed. Hardware revenue is recognized at the time the products are shipped. The Company derives all of its revenue from domestic operations.

  The Company capitalizes software development costs associated with the development of products. These costs relate primarily to the development of new products and major enhancements to existing products to accommodate new markets or platforms using existing technologies and programming methods. These capitalized costs are amortized on a straight line basis over a 72-120 month period, commencing when each product is available to the market.

RESULTS OF OPERATIONS

  Certain of the Company's operating data for fiscal years 1995 and 1996 and for the six months ended June 30, 1997 are set forth below as percentages of total revenue:

                                                                 SIX MONTHS
                                                YEAR ENDED          ENDED
                                               DECEMBER 31,       JUNE 30,
                                               ---------------   -------------
                                                1995     1996    1996    1997
                                               ------   ------   -----   -----
Statement of Operations Data:
 Revenue:
  License fees................................    6.8%    19.5%   21.3%   25.2%
  Recurring maintenance and service fees......   62.5     46.1    48.3    35.4
  Product sales...............................   25.5     24.5    24.5    30.5
  Other service fees..........................    5.2      9.9     5.9     8.9
                                               ------   ------   -----   -----
    Total revenue.............................  100.0    100.0   100.0   100.0
                                               ------   ------   -----   -----
 Cost of revenue:
  Product sales...............................   16.5     17.5    17.6    22.9
  Purchased software..........................    2.4      3.3     2.4     3.9
  Distribution................................    0.2      0.1     0.1     0.7
                                               ------   ------   -----   -----
    Total cost of revenue.....................   19.1     20.9    20.1    27.5
                                               ------   ------   -----   -----
Gross profit..................................   80.9     79.1    79.9    72.5
 Operating expenses
  Support and customer service................   36.4     32.8    32.6    27.0
  Selling and marketing.......................    9.6      9.2     9.5     7.6
  Research and development....................   11.1     10.4     8.4    13.5
  General and administrative..................   13.9     13.7    13.7    11.1
                                               ------   ------   -----   -----
    Operating expenses........................   71.0     66.1    64.2    59.2
                                               ------   ------   -----   -----
Earnings from operations before amortization
 of intangible assets.........................    9.9     13.0    15.7    13.3
Amortization of intangible assets.............    6.9      5.2     5.6     4.1
                                               ------   ------   -----   -----
Earnings from operations......................    3.0      7.8    10.1     9.2
Interest and financing costs..................    7.1      8.7     9.3     3.5
                                               ------   ------   -----   -----
Earnings (loss) before income taxes...........   (4.1)    (0.9)    0.8     5.7
Income tax expense (benefit)..................   (0.4)     2.0     2.8     3.2
                                               ------   ------   -----   -----
Net earnings (loss)...........................   (3.7)%   (2.9)%  (2.0)%   2.5%
                                               ======   ======   =====   =====

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

 REVENUE

  The Company's total revenue was $5.4 million for the six months ended June 30, 1997 compared to $4.0 million for the six months ended June 30, 1996, an increase of $1.4 million or 35.3%. This increase was primarily due to an increase in the initial licensing of the Company's property tax appraisal and assessment ("CAMA") systems software and related hardware sales, as well as from increases in RPS hardware and software sales.

  License Fees. The Company's revenue from license fees was $1.4 million for the six months ended June 30, 1997, compared to $900,000 for the six months ended June 30, 1996, an increase of $500,000 or 60.3%. This increase was primarily attributable to the installation of CAMA software and, to a lesser extent, the installations of RPS software.

  Recurring Maintenance and Service Fees. The Company's revenue from recurring fees was $1.9 million for the six months ended June 30, 1997, compared to $1.9 million for the six months ended June 30, 1996. Although initial license fees increased, recurring license fees remain flat due to the timing lag between execution of the license agreement and realization of recurring maintenance and service revenue.

  Product Sales. Revenue from hardware product sales was $1.6 million for the six months ended June 30, 1997, compared to $1.0 million for the six months ended June 30, 1996, an increase of $600,000 or 68.5%. This increase was primarily attributable to the delivery of hardware associated with the increased sales of the Company's CAMA and RPS systems and, to a lesser extent, in hardware for property tax billing and collection systems.

  Other Service Fees. The Company had revenue from other service fee income of $480,000 for the six months ended June 30, 1997, compared to $240,000 for the six months ended June 30, 1996, an increase of $250,000 or 104.0%. This increase resulted principally from increased RPS software customization and hardware installation to public and private sector entities and, to a lesser extent, an increase in training revenue.

 COST OF REVENUE

  The Company's cost of revenue includes the cost of hardware product sales, the cost of purchased software and distribution and other miscellaneous costs.

  Product Sales. The cost of product sales was $1.2 million for the six months ended June 30, 1997, compared to $700,000 for the six months ended June 30, 1996, an increase of $500,000 or 75.8%. This increase was directly related to the increased sales of RPS hardware and hardware associated with CAMA systems.

  Purchased Software. The cost of purchased software was $210,000 for the six months ended June 30, 1997, compared to $90,000 for the six months ended June 30, 1996, an increase of $120,000 or 123.6%. This increase was primarily a result of increased RPS installations, which incorporate purchased software and, to a lesser extent, installations associated with CAMA and property tax billing and collection systems.

  Distribution. The costs attributable to distribution and other miscellaneous costs were $40,000 for the six months ended June 30, 1997 compared to $5,000 for the six months ended June 30, 1996, an increase of $34,000 or 634.4%. This increase was principally a result of systems engineering costs and, to a lesser extent, RPS hardware distribution charges.

  The total cost of revenue was $1.5 million for the six months ended June 30, 1997, compared to $800,000 for the six months ended June 30, 1996, an increase of $680,000 or 85.2%. This yielded a gross profit for the six months ended June 30, 1997 of $3.9 million compared to a gross profit of $3.2 million for the six months ended June 30, 1996, an increase of $730,000 or 22.8%. This increase in gross profit resulted primarily from increased sales of CAMA systems and related hardware sales and, to a lesser extent, increases in RPS hardware and software sales.

 OPERATING EXPENSES

  The Company's operating expenses include support and customer services, selling and marketing expenses, research and development expenses as well as general and administrative expenses.

  Support and Customer Service. The Company's expenses related to support and customer service, which includes personnel costs, travel and other costs related to the service business, were $1.5 million for the six months ended June 30, 1997, compared to $1.3 million for the six months ended June 30, 1996, an increase of $200,000 or 12.2%. This increase resulted primarily from increased staffing to enhance customer service and support growth.

  Selling and Marketing. The Company's selling and marketing expenses were $410,000 for the six months ended June 30, 1997, compared to $380,000 for the six months ended June 30, 1996, an increase of $30,000 or 7.8%. This increase in selling and marketing expenses resulted primarily from increased commissions generated by increased CAMA sales.

  Research and Development. Research and development expenses, which are comprised primarily of salaries and a portion of the Company's overhead for in-house staff as well as amounts paid to outside consultants to supplement product development efforts, were $730,000 for the six months ended June 30, 1997, compared to $340,000 for the six months ended June 30, 1996, an increase of $390,000 or 116.8%. This increase resulted primarily from product enhancement of CAMA and property tax billing and collection systems and development of Y2K tools.

  General and Administrative. The Company's general and administrative expenses, which include cost of corporate operations, finance and accounting, human resources and other general operations of the Company, were $600,000 for the six months ended June 30, 1997, compared to $550,000 for the six months ended June 30, 1996, an increase of $50,000 or 9.9%. The increase in general and administrative expenses was primarily due to higher professional fees and increases in other general corporate expenses.

  Earnings from Operations Before Amortization of Intangible Assets. The earnings from operations before non-cash amortization of intangible assets for the six months ended June 30, 1997 were $720,000 compared to $630,000 for the six months ended June 30, 1997. The increase of $90,000 or 14.8%, resulted primarily from increased CAMA and RPS installations.

  Amortization of Intangible Assets. The Company incurred a non-cash expense for amortization of goodwill, non-compete agreements and loan fees related to the 1994 Acquisition (as defined below) of $221,000 for the six months ended June 30, 1997, compared to $223,000 for the six months ended June 30, 1996. This resulted in a reduction of $2,000 or 1.0%.

 NON-OPERATING EXPENSES

  Interest and Financing Costs. The Company's interest expense for its long-term debt was $190,000 for the six months ended June 30, 1997, compared to $370,000 for the six months ended June 30, 1996, a reduction of $180,000 or 48.3%. This decrease was primarily attributable to a decrease in the put warrant adjustments.

  Provision for Income Taxes. The Company's provision for income taxes was $170,000 for the six months ended June 30, 1997, compared to $110,000 for the six months ended June 30, 1996, an increase of $60,000 or 57.7%. This increase was attributable primarily to increased earnings from operations.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

 REVENUE

  The Company's total revenue was $8.4 million for the year ended December 31, 1996, compared to $6.3 million for the year ended December 31, 1995, an increase of $2.1 million or 33.7%. This increase was primarily due to increased initial license fees related to installation of the Company's property tax billing and collection systems software, sales of related hardware and RPS software and hardware sales.

  License Fees. The Company's revenue from license fees was $1.6 million for the year ended December 31, 1996, compared to $420,000 for the year ended December 31, 1995, an increase of $1.2 million or 285.6%. This increase was primarily the result of increased initial license fees related to installation of the Company's property tax billing and collection system and, to a lesser extent, RPS and the Company's city and municipal systems software.

  Recurring Maintenance and Service Fees. The Company's revenue from recurring fees was $3.9 million for the year ended December 31, 1996, compared to $3.9 million for the year ended December 31, 1995. Although initial license fees increased, recurring license fees remain flat due to the timing lag between execution of the license agreement and realization of recurring maintenance and service revenue.

  Product Sales. Revenue from hardware product sales was $2.1 million for the year ended December 31, 1996, compared to $1.6 million for the year ended December 31, 1995, an increase of $460,000 or 28.7%. This increase was primarily attributable to sales of RPS hardware and, to a lesser extent, increased delivery of hardware associated with the increased sales of property tax billing and collection systems software.

  Other Service Fees. The Company had revenue from other service fee income of $820,000 for the year ended December 31, 1996, compared to $330,000 for the year ended December 31, 1995, an increase of $500,000, or 151.2%. This increase resulted principally from increased RPS hardware installations and, to a lesser extent, RPS software customizations and customer conversions of the property tax billing and collection systems.

 COST OF REVENUE

  Product Sales. The cost of product sales was $1.5 million for the year ended December 31, 1996, compared to $1.0 million for the year ended December 31, 1995, an increase of $500,000 or 41.7%. This increase resulted primarily from expanded sales of RPS hardware and, to a lesser extent, hardware sales associated with the Company's property tax billing and collection systems.

  Purchased Software. The cost of purchased software was $270,000 for the year ended December 31, 1996 compared to $150,000 for the year ended December 31, 1995, an increase of $120,000, or 79.8%. This increase was primarily a result of increased RPS installations.

  Distribution. The costs attributed to distribution and other miscellaneous costs were $11,000 for the year ended December 31, 1996, compared to $11,400 for the year ended December 31, 1995, a decrease of 2.1%.

  The total cost of revenue was $1.8 million for the year ended December 31, 1996, compared to $1.2 million for the year ended December 31, 1995, an increase of $550,000 or 46.2%. This yielded a gross profit for the year ended December 31, 1996 of $6.6 million compared to a gross profit of $5.1 million for the year ended December 31, 1995, an increase of $1.5 million or 30.8%. The increase in gross profit resulted primarily from increased sales of the Company's property tax billing and collection system and related hardware and, to a lesser extent, sales of RPS systems.

 OPERATING EXPENSES

  Support and Customer Service. The Company's expenses related to support and customer service, which include personnel costs, travel and other costs related to the service business, were $2.7 million for the year ended December 31, 1996, compared to $2.3 million for the year ended December 31, 1995, an increase of $470,000 or 20.5%. This increase resulted primarily from increased staffing to enhance customer support and service and to support growth.

  Selling and Marketing. The Company's selling and marketing expenses were $770,000 for the year ended December 31, 1996, compared to $600,000 for the year ended December 31, 1995, an increase of $170,000 or 28.4%. This increase resulted primarily from expansion of the Company's RPS sales force, increased marketing efforts, travel and commissions directly related to increased sales.

  Research and Development. Research and development expenses, which consist primarily of salaries and a portion of the Company's overhead for in-house staff as well as amounts paid to outside consultants to supplement product development efforts, were $870,000 for the year ended December 31, 1996, compared to $690,000 for the year ended December 31, 1995, an increase of $180,000 or 25.3%. This increase resulted primarily from the use of outside professional services to supplement the product development efforts of the Company's in-house staff.

  General and Administrative. The Company's general and administrative expenses, which include the cost of corporate operations, finance and accounting, human resources, interest expense and other general operations of the Company, were $1.1 million for the year ended December 31, 1996, compared to $870,000 for the year ended December 31, 1995, an increase of $280,000 or 31.7%. This increase resulted primarily from staff additions and increases in other general corporate expenses.

  Earnings from Operations before Amortization of Intangible Assets. The earnings from operations before non-cash amortization of intangible assets for the year ended December 31, 1996 were $1.1 million, compared to $620,000 for the year ended December 31, 1995, an increase of $470,000 or 76.1%. This increase resulted primarily from increased sales in property tax billing and collection systems.

  Amortization of Intangible Assets. The Company incurred a non-cash expense for amortization of goodwill, non-compete agreements and loan fees related to the 1994 Acquisition (as defined below) of $430,000 for the year ended December 31, 1996, compared to $430,000 for the year ended December 31, 1995.

 NON-OPERATING EXPENSES

  Interest and Financing Costs. The Company's interest expense for its long-term debt was $730,000 for the year ended December 31, 1996, compared to $440,000 for the year ended December 31, 1995, a reduction of $290,000 or 66.1%. This increase was attributable to an increase in the put warrant adjustment.

  Provision for Income Taxes. The Company's provision for income taxes was $170,000 for the year ended December 31, 1996, compared to a benefit of ($24,000) for the year ended December 31, 1995, an increase of $194,000 or 788.3%. This increase was attributable primarily to an increase in earnings from operations.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth a summary of the Company's unaudited quarterly operating results for each of the eight quarters in the period ended June 30, 1997. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the Financial Statements contained elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with the Company's Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors--Potential Fluctuations of Operating Results; Future Operating Results Uncertainty."

                                                        QUARTER ENDED
                          -----------------------------------------------------------------------------
                          SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995      1995      1996      1996     1996      1996      1997      1997
                          --------- --------  --------  -------- --------- --------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
Revenue:
 License fees...........    $  46    $ 138     $ 123     $ 729     $ 584    $ 199     $ 190     $1,175
 Recurring maintenance
  and service fees......      980      985       969       959       943      980       955        956
 Product sales..........      361      598       360       618       593      481       501      1,147
 Other service fees.....       82      141        68       168       242      347       146        335
                            -----    -----     -----     -----     -----    -----     -----     ------
   Total revenue........    1,469    1,862     1,520     2,474     2,362    2,007     1,792      3,613
                            -----    -----     -----     -----     -----    -----     -----     ------
Cost of revenue:
 Product sales..........      202      438       238       465       445      317       363        873
 Purchased software.....       12       48        32        62        75      105        57        153
 Distribution...........        2        6         1         4         3        3         3         37
                            -----    -----     -----     -----     -----    -----     -----     ------
   Total cost of
    revenue.............      216      492       271       531       523      425       423      1,063
                            -----    -----     -----     -----     -----    -----     -----     ------
Gross profit............    1,253    1,370     1,249     1,943     1,839    1,582     1,369      2,550
Operating expenses:
 Support and customer
  service...............      546      588       587       714       677      765       732        727
 Selling and marketing..      117      252       165       214       206      187       145        264
 Research and
  development...........      205       66       137       200       216      313       353        376
 General and
  administrative........      216      277       273       275       290      309       337        265
                            -----    -----     -----     -----     -----    -----     -----     ------
   Total operating
    expense.............    1,084    1,183     1,162     1,403     1,389    1,574     1,567      1,632
                            -----    -----     -----     -----     -----    -----     -----     ------
Earnings from operations
 before amortization of
 intangible assets......      169      187        87       540       450        8      (198)       918
Amortization of
 intangible assets......      111       95       112       111       112       99       110        111
                            -----    -----     -----     -----     -----    -----     -----     ------
Earnings from
 operations.............       58       92       (25)      429       338      (91)     (308)       807
Interest and financing
 costs..................      101      132       186       185       182      179        96         96
                            -----    -----     -----     -----     -----    -----     -----     ------
Earnings (loss) before
 income taxes...........      (43)     (40)     (211)      244       156     (270)     (404)       711
Income tax expense
 (benefit)..............       (4)      (4)      (31)      142       108      (54)     (125)       299
                            -----    -----     -----     -----     -----    -----     -----     ------
Net earnings (loss).....    $ (39)   $ (36)    $(180)    $ 102     $  48    $(216)    $(279)    $  412
                            =====    =====     =====     =====     =====    =====     =====     ======
                                                        QUARTER ENDED
                          -----------------------------------------------------------------------------
                          SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995      1995      1996      1996     1996      1996      1997      1997
                          --------- --------  --------  -------- --------- --------  --------  --------
Revenue:
 License fees...........      3.1%     7.4%      8.1%     29.4%     24.7%     9.9%     10.6%      32.5%
 Recurring maintenance
  and service fees......     66.7     52.9      63.8      38.8      39.9     48.8      53.3       26.5
 Product sales..........     24.6     32.1      23.7      25.0      25.1     24.0      28.0       31.7
 Other service fees.....      5.6      7.6       4.4       6.8      10.3     17.3       8.1        9.3
                            -----    -----     -----     -----     -----    -----     -----     ------
   Total revenue........    100.0    100.0     100.0     100.0     100.0    100.0     100.0      100.0
                            -----    -----     -----     -----     -----    -----     -----     ------
Cost of revenue:
 Product sales..........     13.8     23.5      15.6      18.8      18.8     15.8      20.2       24.2
 Purchased software.....      0.8      2.6       2.1       2.5       3.2      5.2       3.2        4.2
 Distribution...........      0.1      0.3       0.1       0.2       0.1      0.2       0.2        1.0
                            -----    -----     -----     -----     -----    -----     -----     ------
   Total cost of
    revenue.............     14.7     26.4      17.8      21.5      22.1     21.2      23.6      29.4
                            -----    -----     -----     -----     -----    -----     -----     ------
Gross profit............     85.3     73.6      82.2      78.5      77.9     78.8      76.4       70.6
Operating expenses:
 Support and customer
  service...............     37.2     31.6      38.6      28.9      28.7     38.1      40.9       20.1
 Selling and marketing..      8.0     13.5      10.9       8.6       8.7      9.3       8.1        7.3
 Research and
  development...........     13.9      3.6       9.0       8.1       9.2     15.6      19.7       10.4
 General and
  administrative........     14.7     14.9      18.0      11.1      12.3     15.4      18.8        7.4
                            -----    -----     -----     -----     -----    -----     -----     ------
   Total operating
    expense.............     73.8     63.6      76.5      56.7      58.9     78.4      87.5       45.2
                            -----    -----     -----     -----     -----    -----     -----     ------
Earnings (loss) from
 operations before
 amortization of
 intangible assets......     11.5     10.0       5.7      21.8      19.0      0.4     (11.1)      25.4
Amortization of
 intangible assets......      7.6      5.1       7.4       4.5       4.7      4.9       6.1        3.1
                            -----    -----     -----     -----     -----    -----     -----     ------
Earnings from
 operations.............      3.9      4.9      (1.7)     17.3      14.3     (4.5)    (17.2)      22.3
Interest and financing
 costs..................      6.9      7.0      12.2       7.4       7.7      8.9       5.4        2.6
                            -----    -----     -----     -----     -----    -----     -----     ------
Earnings (loss) before
 income taxes...........     (3.0)    (2.1)    (13.9)      9.9       6.6    (13.4)    (22.6)      19.7
Income tax expense
 (benefit)..............     (0.3)    (0.2)     (2.1)      5.8       4.6     (2.7)     (7.0)       8.3
                            -----    -----     -----     -----     -----    -----     -----     ------
Net earnings (loss).....     (2.7)%   (1.9)%   (11.8)%     4.1%      2.0%   (10.7)%   (15.6)%     11.4%
                            =====    =====     =====     =====     =====    =====     =====     ======

  The Company's revenue and operating results are subject to fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of the customer evaluation process for the Company's products, the timing of customer system conversions, announcements of new products by the Company or its competitors and the Company's sales cycle. In addition, since a significant portion of the Company's operating expenses is fixed, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. These factors can cause significant variations in operating results from quarter to quarter. Thus, the Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future quarterly performance. See "Risk Factors--Potential Fluctuations of Operating Results; Future Operating Results Uncertainty."

LIQUIDITY AND CAPITAL RESOURCES

  The Company was acquired by an private investor group on December 30, 1994 for approximately $4.6 million (including a non-compete payment of $250,000) in a leveraged transaction (the "1994 Acquisition"). The 1994 Acquisition was financed with a $1.5 million senior term loan due December 1998 provided by FINOVA and a $2.1 million senior subordinated note due in two equal installments in December 1999 and December 2000 with 12% interest paid quarterly provided by Hanifen Imhoff Mezzanine Fund, L.P. ("Hanifen"). Each of FINOVA and Hanifen hold a security interest in substantially all of the Company's assets and the Company's currently outstanding Common Stock. Moreover, each contains certain restrictive covenants relating to coverage ratios, current ratios, payment of cash dividends and other matters. The Company intends to retire the FINOVA senior term loan with proceeds from this offering, as well as certain shareholder indebtedness in the amount of $128,000. However, the Company does not intend to use any of the proceeds to retire the Hanifen senior subordinated note. The balance of the funding was provided by certain officers and directors of the Company in the form of equity capital. In connection with the 1994 Acquisition, FINOVA agreed to provide a $1.0 million revolving credit facility (the "Revolver") for working capital and general corporate purposes. Subsequent to the closing of the transaction, the Company has funded its business solely with cash generated from operations and therefore to date has not utilized the Revolver. See "Use of Proceeds" and "Risk Factors--Control by Principal Shareholders, Officers and Directors."

  The Company's cash balances were $450,000, $600,000 and $390,000 as of June 30, 1997, December 31, 1996 and December 31, 1995, respectively. In 1996 and 1995, the Company generated cash from operating activities of $550,000 and $470,000, respectively, which was principally attributable to an increase in net earnings. Cash used in investing activities totaled $250,000 and $290,000 in fiscal 1996 and 1995, respectively. Investing activities include capital expenditures, software development costs and costs of acquisitions. The Company's capital expenditures for 1996 and 1995 were $210,000 and $100,000, respectively, principally for investments in equipment, tooling and related software associated with increased staffing. Net cash used in financing activities was $100,000 and $210,000 in fiscal 1996 and 1995, respectively. Included in fiscal 1996 is a reimbursement of $170,000 from the seller's escrow entered into in connection with the 1994 Acquisition.

  The Company believes that the proceeds of this offering when combined with its cash balances, cash generated from operations, borrowings under the Revolver and proceeds from this offering will satisfy the Company's working capital, business development and capital expenditure requirements for at least the next 12 months. In the longer term, the Company may require additional sources of liquidity to fund future growth. Such sources of liquidity may included additional equity offerings, or debt financings. In the normal course of business, the Company evaluates acquisitions of businesses, products and technologies that complement the Company's business. The Company has no present commitments or agreements with respect to any such transaction. There can be no assurance, however, that the Company will have sufficient working capital to satisfy all of the anticipated needs for the next twelve months. Increased costs or expenses, acquisition prospects and opportunities for growth or expansion may increase the demand for working capital thereby making an additional infusion of capital necessary. See "Risk Factors-- Acquisition Risk."

ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board (FASB) has issued the following Statements of Financial Accounting Standards (SFAS):

  SFAS 128, Earnings Per Share, which is effective for financial statements for periods ending after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed.

  SFAS 129, Disclosure of Information about Capital Structure, which is effective for financial statements for periods ending after December 15, 1997. SFAS 129 requires disclosure of certain information about a Company's securities.

  SFAS 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires companies to include details about comprehensive income that arise during a reporting period. Comprehensive income includes revenue, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity.

  SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 requires companies to report information about an entity's different types of business activities and the different economic environments in which it operates, referred to as operating segments.

  Management does not expect the adoption of these new standards to have a material impact on the Company's results of operations or financial condition.

                                   BUSINESS

INTRODUCTION

  CPS develops, markets, implements and supports fully integrated software applications designed specifically for public sector organizations, including states, counties, townships, city governments and other municipal agencies. The Company's products address the following functional areas: (i) property tax appraisal and assessment, (ii) property tax billing and collection, (iii) city and municipal systems and (iv) remittance processing systems. Currently, the Company's public sector software applications are installed in six states (Colorado, Florida, North Carolina, New Mexico, Oklahoma and Texas), serving more than 250 customers. The majority of its customers are county governments with taxable parcel counts over 10,000 or cities with populations between 5,000 and 35,000. These potential customers make up approximately 76% of the total counties and 85% of the total cities in the United States. The Company's focus on the public sector allows it to design solutions that address the precise needs of these organizations. The Company has identified three significant growth opportunities in the public sector marketplace.

  Expand Core Public Sector Business. The Company intends to geographically expand its core product business to address the following functional areas: property tax appraisal and assessment; property tax billing and collection; and city and municipal systems. Recently, this core business has been growing rapidly due to the ability of the Company's software to improve delivery of service, reduce costs, enhance revenue collection, operate successfully within budget constraints, comply with rapidly changing local, state and federal regulations and improve management economics. This opportunity represents a key segment of the Company's business strategy due to the growing recurring revenue streams generated by license agreements entered into by customers of the Company's core business.

  Provide Y2K Solutions. The Company plans to leverage its 17 years of public sector experience to capitalize on the opportunity to provide Y2K-compliant software applications to public sector organizations. The Y2K problem results from the traditional use of two-digit date fields to perform computations and decision-making functions. For example, a program using a two-digit date field may misinterpret "00" as the year 1900 rather than the year 2000. This problem has been magnified in the public sector due to the substantially greater allocation of resources to the higher-paying private sector. Public sector entities are faced with the prospect of competing with the private sector for recruiting, hiring and retaining top data processing talent, despite limited ability to match competitive salaries for attracting new hires or retaining existing staff. As a result, many public sector organizations are seeking cost-effective, non-labor intensive solutions such as those offered by CPS.

  Leverage Client/Server-Based products. The Company intends to leverage the interoperability of the Company's core products to manage information flow between departments as organizations shift from mainframe computers to client/server systems. When local governments began to use computerized operations in the 1970s and 1980s, management systems were originally based on mainframe computers and later based on minicomputers. These legacy systems typically were developed on a customized basis using proprietary and often in-house operating systems and database software. Many public sector organizations currently are faced with a pressing need to integrate mission critical functions and databases by replacing standalone applications and customized, out-dated software with integrated software applications similar to those offered by CPS.

INDUSTRY OVERVIEW

 PUBLIC SECTOR MARKETPLACE

  The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. The local government market comprises over 3,000 counties and over 19,000 municipalities in the U.S., not including school districts, townships and special government districts.

According to one industry source, state and local government agencies spent approximately $34.5 billion on information technology and related products in 1996. This total included approximately $5.0 billion for software, $6.7 billion for external services, $7.4 billion for hardware, and $15.4 billion on internal services (e.g., in-house management information systems departments).

  Of the $5.0 billion in 1996 software expenditures, approximately $3.1 billion was spent on law enforcement, child welfare, education and emergency services. Management estimates the remaining $1.9 billion was spent on software in the four areas CPS markets applications: property tax appraisals and assessments, property tax billing and collection, city and municipal systems and remittance processing systems. As local jurisdictions experience increasing pressure to provide more services without raising taxes, management believes state legislatures will raise needed revenue by amending tax laws. However, these same legislatures cannot appropriate sufficient resources to modify existing information systems. Thus, the public sector is faced with the dilemma of responding to frequent legislative change during a period of budget cuts.

 YEAR 2000 OPPORTUNITY

  The Y2K problem relates to the highly publicized inability of many existing computer legacy systems to accurately process information involving the year 2000 and beyond. For example, unless Y2K compliance is completed in certain systems, credit cards and ATM cards will expire prematurely and insurance policies that span more than three years cannot be written. Date-dependent programs are commonly found in legacy software applications used in many critical business operations, including those used by public sector organizations. Awareness and recognition of the Y2K crisis has been spreading rapidly as the millennium approaches.

  While the business community is taking steps to address the Y2K problem, due to budgetary and other constraints many public sector organizations lack the resources to achieve a timely solution. One industry source estimates that the overall cost of solving the Y2K problem worldwide will be in the range of $300 to $600 billion. Another industry source estimates that for an average entity with 35,000 programs, it would take 75 to 100 person-years to complete the necessary analysis and coding for year 2000 compliance, which translates into a three year period for a team of 25 to 50 programmers, assuming such entity had the ability to maintain or hire a staff suitable to this task. As a result of the significant resources required to resolve an enterprise-wide Y2K problem, many public sector organizations may adopt temporary or partial solutions. The failure by public sector organizations to install permanent Y2K solutions is expected to provide opportunities for CPS to provide Y2K solutions for years after the year 2000.

 DELIVERY OF CLIENT/SERVER TECHNOLOGY

  As computing technology evolves and information processing requirements expand, medium to large public sector organizations are seeking to preserve the investment in their existing systems by integrating or replacing mainframe computers with modern distributed computer processing architectures, such as client/server systems. Distributed computing refers to computer transactions that may take place among different types of computers at one or more locations, thereby permitting enterprise-wide information exchanges to occur that otherwise might not be possible. In a client/server environment, a mid-range computer serves as the network's hub or server. The server is connected to possibly hundreds of desktop personal computers or workstations known as "clients" throughout an organization. The client/server approach has several benefits over mainframe-based systems, including user friendliness, flexibility in creating new applications in response to changes in an organization's informational requirements such as tax code changes, accessibility of enterprise-wide data from a variety of databases, and the ability to present data in different formats. Moreover, client/server architectures are becoming more cost effective as a result of technological advances in personal computers, networking, disk storage, operating systems and tiered software applications. As the public sector marketplace increasingly recognizes the benefits of client/server technology, the Company believes that there will be an increased demand for software and services that assist such organizations in making this transition.

THE CPS SOLUTION

 PUBLIC SECTOR MARKETPLACE

  Extensive Public Sector Experience. The Company's products are the result of more than 17 years of focusing on the public sector. Each product was developed specifically for the public sector, addressing specific needs at an attractive price. CPS software is designed to help organizations streamline and automate administrative intensive processes such as property tax billing and collection, property tax appraisal and assessment and improve timeliness and quality of services.

  Integrated Solution and Depth of Functionality. CPS currently markets 41 applications, which provide feature-rich systems for property tax appraisal and assessment, property tax billing and collection, as well as city and municipal systems. The Company's software applications offer customers the following: (i) simplification of data entry, (ii) compliance with periodically changing legislation, (iii) extensive security features, (iv) flexible report configuration and (v) open system technology. The Company's products operate as stand-alone applications or as integrated suites which provide users with a consistent graphical user interface ("GUI") and the ability to easily access data and share information between different departments. The Company's applications are based upon proven technologies and are designed to function in mission critical environments.

  Cost Effective Implementation Technology. The Company employs a highly responsive implementation and planning process, offering rapid product deployment and easy migration among its product lines. The Company minimizes the productivity interruption that typically results from the introduction of new technology, thereby enabling organizations to realize the associated benefits more quickly.

 YEAR 2000 OPPORTUNITY

  Y2K Solutions and Applications. The CPS solution methodology incorporates the following process: (i) complete assessment of the customer's information systems using a proprietary technique to identify critical software components and related Y2K compliance, (ii) demonstrate the benefits of the Company's Y2K software applications, (iii) implement consulting and programming services to convert the non-Y2K data, (iv) install the Company's Y2K software application and (v) commence user training.

  Proprietary Software Conversion Tool. The most important part of the solution methodology is the conversion of the non-Y2K compliant data into Y2K compliance. CPS has developed a proprietary tool that converts data into a form that can be run by CPS applications. Management believes this tool offers a significant competitive advantage in marketing software applications.

  Elimination Rather than Correction of Legacy Code. The principal issues facing all Y2K solution providers are finding the hidden date codes embedded within legacy systems and locating any original lost source codes. The CPS solution overcomes these obstacles through the following process: (i) applying field expansion to the year field, (ii) running the newly-converted Y2K-compliant database on the Company's software, thereby eliminating the possibility of lost source codes and (iii) replacing the legacy source code with the Company's Y2K compliant application, thus eliminating the costly and time-consuming process of searching the legacy system for hidden date codes. CPS believes the Y2K problem will cause many public sector organizations to explore further the possibility of migrating all or portions of their legacy systems to Y2K compliant client/server systems.

 DELIVERY OF CLIENT/SERVER TECHNOLOGY

  Adaptability/Flexibility/Scalability. The Company's application software products are readily adaptable to meet a customer's initial needs and are designed with sufficient flexibility to respond to a customer's specific system refinements and ongoing changes once the system is fully in service. The scalability of the Company's software applications and the customer's ability to migrate within the Company's product family allow state and local governments to increase operating levels and expand application functionality. In addition, the Company offers several application programming interfaces to enable customers to develop customized reporting and satisfy unique requirements.

  Multi-Platform Tiered Software Architecture. The Company's tiered software architecture separates the application logic from the GUI and database. This feature enables the Company to utilize multiple platforms and effectively integrate new technologies with existing software. The tiered architecture also allows customers to protect their investments in information systems while positioning them to adopt new object-based solutions, high performance servers and database management systems with no loss of functionality.

  Centralized System Administration. System administration is simplified in the Company's software applications, thereby simplifying system management, reducing the need for in-house system administrators and programmers and mitigating the need for third-party services. The Company's software applications incorporate extensive security features designed to protect data from unauthorized retrieval or modification. Simplified menus and data access can be tailored to meet each organization's requirements.

GROWTH STRATEGY

  The Company's growth strategy with respect to serving the public sector marketplace, providing Y2K solutions, and capitalizing on the shift to client/server-based systems includes the following elements:

  Recurring Revenue. The Company's customers typically enter into long-term service agreements, generating recurring revenue from continuing monthly maintenance and service fees. Recurring monthly maintenance and service fees, typically at a rate equal to approximately 32% of the software license fee, represented approximately 46% of the Company's revenues in fiscal 1996. Customers benefit from continually updated software and service in response to technological and legislative changes. In addition, long-term agreements serve as competitive barriers to entry in the Company's markets. Furthermore, the Company believes that its service, support and singular knowledge of its customers' hardware and software requirements ensure service and support revenues continue. See "Product Description."

  Leverage the Y2K Opportunity. The Company sees the Y2K opportunity as a means of becoming a dominant leader in providing public sector solutions on a national basis. The Company's history in servicing the public sector coupled with the need for timely Y2K problem solutions creates a significant growth opportunity for the Company. The Company believes the Y2K opportunity will allow it to establish an installed base of large public sector accounts nationwide.

  Expand Geographic Initiatives. The Company intends to increase its penetration of the public sector market by expanding the distribution of its products into new and existing geographic markets. Currently, the Company has installations in six states and is actively pursuing new business opportunities in additional states, including Kentucky, Montana, Ohio and California. To accomplish this expansion, the Company plans to actively increase the size of its direct sales and marketing force and concurrently, hire additional technical, support and systems personnel. In addition, the Company intends to continue to build collaborative relationships with customers in order to develop new applications and assist customers in keeping pace with technology and in maintaining compliance with changing governmental regulations. The Company intends to leverage its installed customer base in order to enhance its ability to capture additional statewide accounts, as exemplified by the Company's market penetration in the state of Florida. Since entering the Florida market in 1988, the Company has completed 25 county installations out of a total of 67 counties in the state.

  Strategic Acquisitions. The Company views acquisitions as a means of acquiring technology and application expertise, broadening its customer base and expanding geographically. The Company believes that the public sector marketplace is highly fragmented with many small, closely-held companies. The Company's strong management team, the ability to leverage its core technologies and expertise, proven marketing programs and strategies, as well as access to capital, should provide the Company with a competitive advantage and position it to capitalize on acquisition and integration opportunities which may become available over the next several years. Its only corporate acquisition to date has been the acquisition of its subsidiary CDP Systems, Inc. in July 1997. See "Risk Factors--Acquisition Risk."

  Leverage Software Development Relationship. In 1995, the Company entered into an agreement with a subsidiary of Mastek, Ltd. ("Mastek"), an offshore provider of economical programming services, to provide coding services. All work is communicated to Mastek's Bombay, India office. Due to the difference in time zones, the Company can send a new specification or design by the end of the U.S. workday and obtain, in many cases, the development code by the next working day. The Company believes this relationship provides several competitive advantages. First, the Company can respond rapidly to state and local regulatory changes through prompt software modifications and updates. Second, the costs of recruitment, hiring and traditional employee overhead expenses are minimized (if not completely eliminated). Third, by utilizing a team of offshore developers that can be modified upon request, the Company can maintain a level of development resources to match existing market needs without incurring corresponding fixed personnel expenses.

  Capitalize on Public Sector Expertise. The Company intends to capitalize on its public sector knowledge and experience to enhance sales in existing markets and new markets. For the past 17 years, the Company has focused exclusively on the public sector marketplace, resulting in the development of core expertise. The Company believes its customer base offers considerable leverage to new business since references from existing customers often result in future sales opportunities.

  Maximize Integrated Solutions to Become Sole Source Provider. The Company believes a substantial opportunity exists to sell additional products to current customers who have only one installed CPS product. For example, where a customer has employed the property tax appraisal and assessment product, a demand is created for the Company's property tax billing and collection product since both products share a common database and processes.

  Leverage Relationships with Y2K Tool and Service Providers. CPS plans to leverage relationships with leading Y2K tool and service providers. In certain circumstances, CPS solutions may be unavailable to some public sector organizations who have already committed to in-house remedial measures. These public sector organizations can be referred to a Y2K tool and service provider partner of CPS for a fee. CPS will then use corresponding referrals from these Y2K tool and service providers of public sector organizations who desire a replacement application.

PRODUCT DESCRIPTION

  CPS offers fully integrated, Y2K compliant software solutions designed to automate and integrate the operations of county governments with taxable parcel counts over 10,000 or cities with populations between 5,000 and 35,000. The Company has designed its products based upon the philosophy that complete application integration is essential for the effective sharing of information across an organization.

  CPS seeks to be an innovative leader in each market served and set the standard through high perceived value. This perception results in premium pricing for its application software and related services which serves to strengthen the Company's market position. Upon contract signing, customers pay a license fee and a recurring maintenance and service fee equal to a rate of approximately 32% (depending upon a variety of factors) of the software license fee, which compares favorably with the industry average of 12-18%. The Company can command such premium in most markets it serves because it offers:
(i) the ability to maintain legislative compliance, (ii) a strong service and support organization with a single point of contact, (iii) fully-integrated, proven and feature-rich software applications, and (iv) a complete system solution. Pricing for most applications is generally transaction based on a parcel count which allows the larger, more affluent governmental units to bear a proportionately higher cost in a way that is readily justifiable. The Company also provides RPS hardware and software to regulated utilities and commercial markets to meet the needs of public and private sector organizations with high speed processing of check payments. Currently, the Company has RPS solutions installed in eleven states with applications in such areas as utility payments, subscription payments, and county property tax collections. The Company also offers Windows NT-based integrated voice response and document imaging systems.

  The Company's technological strategy is to continue to offer applications that run across the most popular operating systems. Currently, supported systems include UNIX, AIX, and Microsoft NT. The Company's products are supported on databases including Oracle, Informix, Microsoft SQL Server, and C-ISAM.

  The following table sets forth a summary description of a sampling of the Company's products.

                                   CAMA
                           COMPUTER ASSISTED MASS                   TAX MANAGER                          CITY MANAGER
                                APPRAISAL                   TAX BILLING AND COLLECTIONS              MUNICIPAL SOLUTIONS
                     --------------------------------- -------------------------------------- ----------------------------------
PRODUCT POSITIONING  Exceeding 100,000 taxable parcels Exceeding 100,000 taxable parcels      Population up to 35,000
SOLUTIONS            Software and Y2K tools/services   Software and Y2K tools/services        Software and Y2K tools/services
PRODUCTS/FEATURES    CAMA System                       Tax Manager                            General Ledger
                     --------------------------------- -------------------------------------- ----------------------------------
                     -- Appeals tracking               -- Integrated Current/Delinquent taxes -- Flexible chart of accounts
                     -- Real time valuation            -- Unlimited paid and audit history    -- Integrated budgeting
                     -- Valuations by all methods      -- Comprehensive distribution of taxes -- Financial reporting
                     -- Sketching/Field Automation
                     -- Integrated real and personal
                      systems
                                                       Occupational License                   Utility Billing
                                                                                              ----------------------------------
                                                                                              -- Mutliple services tracked
                                                       Tourism Tax                            -- Hand held meter reading
                                                                                              -- Extensive billing parameters
                                                       Game and Fish Licensing                -- Cycle billing
                                                       Vessel Registration                    Accounts Payable
                                                                                              ----------------------------------
                                                                                              -- Unlimited vendor history
                                                       Non-Ad Valorem Assessment System       -- Integrated with Purchase Orders
                                                                                              -- Allows for one time vendors
                               RPS
                      REMITTANCE PROCESSING
                     -----------------------
PRODUCT POSITIONING  50,000 peak items
                     per day or less
SOLUTIONS            Services
PRODUCTS/FEATURES
                     Integrators for various
                     software systems
                     designed for the NCR
                     7780

PROPERTY TAX APPRAISAL AND ASSESSMENT SYSTEMS

  The Company's CAMA system, designed and written using computer-aided software engineering tools, is a fully integrated suite of programs with applications for mass property tax appraisal, assessment administration (appeals processing, statistical analysis of property values and sketching of property and buildings), integrated imaging and GIS/911 interfacing and is designed to meet the needs of county property appraisers and/or tax assessors. The CAMA system adheres to IAAO standards and provides a powerful set of tools to establish an equitable, defensible set of property values for a variety of property types including residential, agricultural, multi-family, commercial, industrial, business, personal and household goods.

  The CPS CAMA system incorporates regression and feedback methodologies to produce direct market values and market adjusting techniques which are available for costing out location and depreciation. The system also provides the user with the ability to: (i) specify which valuation appraisal method (cost, market or income) will be used as the default valuation for each type of property, (ii) maintain a comprehensive history file on each parcel, including transactions affecting it, which can be displayed or printed upon request and (iii) maintain sales data and descriptive information on each parcel at the time of sale, thereby generating a "snapshot" vital in market valuation and appraisal analyses.

  Representative current licensees and users of the CPS CAMA system product include Martin County (Florida), Union County (North Carolina) and the Canadian County (Oklahoma). The initial license fee for a typical client currently ranges from approximately $225,000 to $1,800,000, depending on hardware configurations, number of users and applications licensed.

PROPERTY TAX BILLING AND COLLECTION SYSTEMS

  Designed to meet the needs of county tax collectors and/or treasurers, the Company's property tax billing and collection product (the "Tax Manager") provides public sector organizations with a comprehensive integrated property tax billing and collection reporting system designed to improve and streamline revenue tracking, processing and payment collection. The Tax Manager provides multiple terminal cash drawer, payment processing and validation capability and eliminates redundant data entry. The product is designed to handle a full range of services including posting, recording, universal cashiering, reconciliation, cash control, auditing, distribution of funds, report generation and interfacing to various high speed remittance processors.

  The Tax Manager encompasses the following property tax billing and collection applications: (i) current ad valorem tax system, (ii) installment processing, (iii) mortgage processing, (iv) non ad valorem assessments, (v) distribution systems, (vi) splits and corrections, (vii) advertising, (viii) current tax roll billing, (ix) personal property system, (x) tax sale (real estate, non ad valorem assessments), (xi) delinquent tax and assessment system, (xii) tax deed processing, (xiii) boat licensing system and (xiv) hunting and fishing licensing systems.

  Representative current licensees and users of the Tax Manager product include the Florida counties of Broward (Fort Lauderdale), Okaloosa (Fort Walton Beach/Destin) and Volusia (Daytona Beach). The initial license fee for a typical client currently ranges from approximately $225,000 to $1,800,000, depending on hardware configurations, number of users and applications licensed.

CITY AND MUNICIPAL SYSTEMS

  The Company's city and municipal systems products provide key operating and financial management functions for public city and municipal governments. The Company's City Manager ("City Manager") and Financial Manager ("Financial Manager") are both state-of-the-art libraries of software applications which can be completely integrated with each other. CPS provides its users with customization capabilities and updated applications which are the result of changes mandated by state and local legislatures.

  The Financial Manager serves the needs of governmental financial officers and human resource managers in public sector organizations by providing the following benefits: (i) serves as an integrated financial reporting system designed to monitor organizational goals, (ii) complies with all Governmental Accounting, Auditing, and Financial Reporting ("GAAFR") and state standards,
(iii) streamlines reporting requirements, and (iv) eliminates redundant data entry and minimizes record management. The Financial Manager is integrated with the following applications: (i) general ledger, (ii) payroll, (iii) purchase order, (iv) inventory management, (v) accounts payable, (vi) account receivable, (vii) fixed asset management and (viii) investment management.

  Representative current licensees and users of the City Manager and Financial Manager products include the City of Port Lavaca (Texas), City of Cedar Hill (Texas) and City of Altus (Oklahoma). The initial license fee for a typical sale currently ranges from approximately $25,000 to $150,000, depending on hardware configurations, number of users and applications licensed.

REMITTANCE PROCESSING SYSTEMS

  The Company also provides remittance processing hardware and software to regulated utilities and commercial markets to meet the needs of public and private sector organizations for high speed processing of check payments with applications in such areas as utility payments, subscription payments, and county property tax collections. Currently, the Company has RPS installations in eleven states (California, Florida, Kansas, New York, Georgia, Massachusetts, Minnesota, Utah, Oregon, Idaho and Texas) and has completed 21 installations since commencing RPS activities in June 1995. Representative installations in the public sector market include San Diego County, Texas Department of Public Safety, Georgia Department of Revenue and Tax and Hillsborough County, Florida. In the private sector, representative installations include Guidepost, Feature Films, Palm Coast Data, Snapping Shoals Utility and Eugene, Oregon Water and Electric Board. A typical RPS sale currently ranges from approximately $100,000 to $650,000, depending on hardware configuration and software conversion.

CPS PROPRIETARY Y2K CONVERSION PROCESS

  CPS utilizes a unique, step-by-step process by which the client's legacy data is removed, re-engineered with compliant date fields and then loaded into an industry standard relational database of the client's choosing. Prior to entering into a contract, the CPS analyzes the data formats, sources and types in anticipation of using the CPS Y2K tools. Immediately after the contract process is complete, both on-site and in the Company's conversion centers, CPS begins the process of extracting the raw data, analyzing it field by field, mapping to the CPS database layout by application, and tests the system through use of the Company's Y2K compliant application software.

  The primary advantage of the CPS approach is that the time to conversion and compliance is much shorter than a tedious legacy conversion of data and source code. In addition, the CPS Y2K compliant application will be offering the client a multi-tiered client/server approach allowing for extensive data mining using standard structured query language ("SQL") tools.

        [CHART OF CPS PROPRIETARY Y2K CONVERSION PROCESS APPEARS HERE]

  As shown above, the Y2K conversion process involves numerous steps to interrogate the legacy data, inventory all date fields, and create a data dictionary map for use in the CPS Y2K compliant software. Each date field is expanded, tested for proper validation, formatted to the proper Y2K compliant format of the target database and then loaded for testing. All date fields are converted in this process. By making the legacy source code obsolete and eventually discarding it, the unique CPS approach ensures that no non-Y2K compliant processes inherent in the legacy code survive the conversion. In addition, this approach eliminates the problems of hidden date codes and lost source code.

CPS TIERED SOFTWARE ARCHITECTURE

  The Company's tiered software architecture separates the application logic from the GUI and the database, thereby enabling the Company's products to operate on any Windows NT, UNIX or any UNIX derivative platform including IBM
(AIX), NCR (UNIX), Hewlett-Packard (HP-UX) and Sun Microsystems (Solaris). The Company offers customers CPS GUI, internet browser and character-based interface. The Company's tiered software architecture also operates on any platform that supports UNIX, AIX, and Windows NT operating system. Furthermore, the applications can be implemented on multiple platforms with no loss of functionality. The Company's applications operate on systems running databases such as Oracle, Informix, Microsoft SQL and C-ISAM. The Company's tiered software architecture does not require the application code to be reconfigured to enable the applications to operate on different platforms, databases or operating systems. The tiered architecture permits customers to protect their investment in the Company's system while enabling them to adapt to emerging operating systems, servers and databases.

                      CPS TIERED APPLICATION ARCHITECTURE

                             [Chart appears here]

SALES AND MARKETING

  The Company sells its products in the United States through a direct sales force. As of September 1, 1997, the Company had 17 employees in its sales and marketing organization. The Company employs a variety of business development and marketing techniques to communicate directly with current and prospective customers. These techniques include exhibiting at trade shows, holding seminars for clients and prospective clients on technology and industry issues and marketing through targeted mail campaigns.

  The Company believes in establishing a strong local presence in order to effectively address the needs of local governments and establish long-term relationships. For that reason, CPS has established regional offices in Dallas, Texas; Tampa, Florida; and Tulsa, Oklahoma. The Company also operates customer service and sales offices in San Antonio, Houston, Abilene, Wichita Falls and Austin, Texas. Additionally, CPS maintains sales and software development personnel in Los Angeles and San Francisco, California; Boston, Massachusetts; Atlanta, Georgia; and Tallahassee, Florida.

  The Company's sales and marketing strategy focuses on building and maintaining strong relationships with businesses that the Company believes play a role in the successful marketing of its software products. These providers include software and hardware vendors and technology consulting firms, some of which are active in the selection and implementation of information systems for organizations that comprise the Company' principal customer base.

  In connection with the sales and marketing of software application products, the Company has established direct and indirect value-added re-seller arrangements with IBM, NCR and Compaq Computer for the sale of hardware and related products. In turn, the sales force of these manufacturers work closely with the Company's sales and marketing personnel in an effort to promote sales of the Company's products and services in conjunction with hardware sales by such manufacturer.

  A sales cycle is the period between the confirmation of interest and the consummation of the sale. Historically, the sales cycle for the Company ranges from nine to 18 months on average. Since public sector entities are subject to and bound by budgets formally approved by the appropriate governing board, the length of the sales cycle depends on (i) when the entity becomes a prospect,
(ii) the size of the appropriation and (iii) the availability of budgeted funds for the purchase of a new system. In the future, management has experienced and expects to continue to experience a trend towards a shorter sales cycle. Entities who are experiencing a dilemma due to a Y2K problem are accelerating their purchasing requirements. Moreover, CPS employs creative software financing techniques that shorten the sales cycle.

RESEARCH AND DEVELOPMENT

  The Company's research and development activities are focused on the enhancement of its existing products and the introduction of new products. The Company outsources certain product development and enhancement activities to independent contractors. CPS continually updates its products for amendments to the various tax laws and regulations. Research and development expenses were $870,000 for the year ended December 31, 1996, compared to $700,000 for the year ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

  The Company sees a strong competitive advantage in its relationship with Mastek in the areas of cost containment and time to market with key technology for its clients. Costs of recruitment, hiring and traditional employee overhead expenses are minimized or eliminated. By utilizing a team of offshore developers, which can be added or subtracted with a simple phone call, the Company can maintain a level of development resources to match existing market needs.

  The Company plans to continue to enhance its applications to suit the evolving needs of the public sector market. In particular, the Company intends to develop additional functionality on existing application modules and to create new modules. Additionally, the Company seeks to improve and expand its object development environment, with two fundamental objectives: (i) continued user empowerment with an emphasis on ease-of-use and (ii) increased flexibility to modify base products in order to suit specific customer requirements. The Company plans to continue to add new products and services, both through internal development and potential acquisitions, to leverage the Company's core technologies and expertise.

COMPETITION

  The market in which the Company competes is highly fragmented, with a large number of competitors that vary in size, primary computer platforms and overall product scope. Within its traditional public-sector markets, the Company competes from time to time with (i) custom software and services providers (such as Andersen Consulting, KPMG Peat Marwick and Oracle Corporation), (ii) companies which focus on selected segments of the public sector market (including Systems Computer & Technology, Inc., Manatron, Inc., H.T.E., Inc., American Management Systems, Inc., BRC Holdings, Inc.), and
(iii) a significant number of smaller private companies. The Company also competes with in-house management information services staff. In addition, within the market for its Y2K solution products, the Company anticipates that it will compete with companies who focus upon overall enterprise solutions to the Y2K problem. Many of the Company's competitors are more established, benefit from greater name recognition and have substantially greater resources than the Company. Moreover, the Company could face additional competition as other established and emerging companies enter the public sector software application market and/or the Y2K market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and operating results. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. CPS believes it can differentiate its own products and services from these current and future competitors, focusing on the Company's functionality, product flexibility, ease of implementation and adaptability to customer needs without custom programming, enterprise product breadth, individual product features, service reputation and price. The Company believes that many of its competitors lack these essential qualities because they do not focus exclusively on the public sector market or offer fully-integrated software applications. However, there can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and operating results. See "Risk Factors--Competition."

  The following table sets forth a representative list of the Company's competitors.


              CAMA                        TAX MANAGER             CITY MANAGER              RPS
COMPUTER ASSISTED MASS APPRAISAL  TAX BILLING AND COLLECTIONS  MUNICIPAL SOLUTIONS REMITTANCE PROCESSING
--------------------------------  ---------------------------- ------------------- ---------------------
Cole Layer Trumble                ASIX, Inc.                      H.T.E., Inc.     Wassau Financial*
American Management Systems       Business Records Corporation    INCODE           J & B Software, Inc.*
Sigma                                                             New World
Kb Systems, Inc.                                                  Pentamation
Business Records
 Corporation

NOTES:
*--Also acts as a supplier for Company

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

  The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. Despite these precautions, it may be possible for unauthorized parties to copy the Company's software or reverse engineer or otherwise obtain and use information the Company regards as proprietary. The Company has no patents and, under existing copyright laws, has only limited protection. In addition, certain provisions of the license agreements entered into by the Company, including provisions against unauthorized use, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation or development could have a material adverse effect on the Company's business, financial condition and operating results. As the number of competitors providing similar products increases, overlapping methodologies used in such products will become more likely. Although the Company's methodology has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial cost to the Company and divert resources and management from the Company's operations. Any infringement claim or litigation against the Company could, have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Proprietary Rights and Risks of Infringement."

CUSTOMERS

  The following table sets forth a representative list of the Company's customers.

                               CAMA                        TAX MANAGER            CITY MANAGER
CLIENT LOCATION  COMPUTER ASSISTED MASS APPRAISAL  TAX BILLING AND COLLECTIONS MUNICIPAL SOLUTIONS
---------------  --------------------------------- --------------------------- -------------------
California
Colorado                                             Douglas County            City of Alamosa
Florida          Martin County Propoerty Appraiser   Broward County
                                                     Charlotte County
                                                     Sarasota County
New Mexico                                                                     City of Artesia
North Carolina   Union County
Oklahoma         Canadian County Assessor            Rogers County Treasurer   City of Altus
                                                                               City of El Reno
Texas            Cooke County Appraisal District                               City of Port Lavaca
                                                                               City of Cedar Hill
                                RPS
CLIENT LOCATION        REMITTANCE PROCESSING
---------------  ---------------------------------
California       San Bernardino County
                 San Diego County
Colorado
Florida          Sarasota County Tax Collector
                 Hillsborough County Tax Collector
New Mexico
North Carolina
Oklahoma
Texas            City of Arlington
                 Texas Department of Public
                 Safety

EMPLOYEES

  As of September 1, 1997, the Company had 83 full-time and 3 part-time employees. This total includes 17 people in sales and marketing, 20 in research and development, 35 in customer support and field services and 14 in general administration. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes its relations with its employees are good.

DESCRIPTION OF PROPERTIES

  The Company maintains its headquarters in Dallas, Texas where it leases an aggregate of approximately 14,250 square feet under a lease expiring in April 2000. General and administrative, marketing, product development and customer support and service operations are located in this space. The Company also leases an aggregate of approximately 7,500 square feet of office space in various other locations throughout the U.S.

for sales and service offices. These leases typically have terms of one year or less. CPS believes its facilities are in good condition and adequate for present needs.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning the directors, executive officers and key employees of the Company.

      NAME                     AGE POSITION
      ----                     --- --------
      Paul E. Kana............ 64  Chairman and Chief Executive Officer
      James K. Hoofard, Jr. .. 38  Director, President and Chief Operating Officer
      Kevin L. Figge.......... 39  Chief Financial Officer
      Michael P. Brown........ 47  Vice President
      Janice H. LaRue......... 38  Vice President
      John C. Thomas.......... 51  Vice President
      Lisa D. Hargiss......... 36  Assistant Vice President
      Randy A. Sellers........ 35  Assistant Vice President
      G. Dean Booth, Jr. ..... 58  Director and Secretary
      Sidney H. Cordier....... 52  Director
      Brian R. Wilson......... 45  Director

  PAUL E. KANA has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since December 1994. From 1988 to 1994, Mr. Kana served as President, Chief Executive Officer and a member of the Board of Directors of Delaware-based MR Data Management, Inc., ("MR"), a wholly-owned subsidiary of MR Data Management Group PLC ("MR Data Management"), which engages in data transcription and document image-processing. In 1988, MR acquired Computer Microfilm Corporation ("CMC"), a publicly-held company founded by Mr. Kana in 1968. CMC engages in digital image processing, conversion of computer output to microfilm and CD-ROM, computer processing, high volume laser printing services and micro-publishing. He is a graduate of Columbia University of New York with a Bachelor of Science in Engineering.

  JAMES K. HOOFARD, JR. has served as a Director, President and Chief Operating Officer of CPS since December 1994. From 1991 to 1994, Mr. Hoofard served as Vice President of Marketing and Sales, and was responsible for the Property Tax Billing and Collection group. He joined the Company as a Programmer/Analyst in May 1982 and moved into the marketing and sales area in September 1987, focusing on developing the Florida market. From 1982 to 1987, he served as a Revenue Analyst, Software Product Manager, and as a Product Manager for the Florida Tax Manager product. Mr. Hoofard is a graduate of the University of Texas at Arlington with a Bachelor of Business Administration in Systems Analysis.

  KEVIN L. FIGGE has served as Chief Financial Officer since October 1997. Mr. Figge's responsibilities since December 1994 have been encompassed within the Administrative Services group which is comprised of the Accounting and the Finance Department, as well as the Personnel and Corporate Services Department. He joined the Company in July 1992 as Controller and was made an officer of the Company in December 1994. Prior to joining CPS, Mr. Figge served as Controller of Aarberg Printing Inks, Inc. and was an Accounting Manager with the Army and Air Force Exchange Service. Mr. Figge graduated with a Bachelor of Science degree in Business Administration from the University of Maryland and also obtained a Bachelor of Science degree in Accounting from the same university. Mr. Figge is a certified public accountant.

  MICHAEL P. BROWN has served as Vice President--Product Development since October 1996. From June 1995 to October 1996, Mr. Brown was responsible for the Property Tax Appraisal and Assessment. He served as Vice President of Special Projects from 1993 to 1995 with responsibility for the development of Property Tax Billing and Collection. Prior thereto Mr. Brown was the Vice President of the City and Municipal group primarily in Florida. Mr. Brown joined CPS in November 1980. He is a graduate of Louisiana Tech University with a Bachelor of Science degree in Computer Science.

  JANICE H. LARUE has served as Vice President--Systems Engineering and Remittance Processing since November 1996. From March 1995 to November 1996, Ms. LaRue managed the Systems Engineering group. From 1994 to March 1995, she managed the City and Municipal Group, supervised customer support activities for the City and Municipal Group, Property Tax Billing and Collection products, and from 1991 to 1994 was responsible for marketing and contract administration, proposal administration and system documentation within the Corporate Services Group. Prior to joining the Company in April 1989, Ms. LaRue was employed by Briggs-Weaver, Inc., a distribution company, where she served in various sales, inventory control and purchasing positions. Ms. LaRue graduated magna cum laude from Texas A&M University with a Bachelor of Science degree in Industrial Distribution.

  JOHN C. THOMAS has served as Vice President--Property Tax Appraisal and Assessment since June 1997. Mr. Thomas was previously employed by Clearwater, Kb Systems, Inc., a developer of property tax appraisal assessment software ("Kb Systems"), where he served in various corporate management and marketing positions, focusing on the areas of administration, CAMA and Property Tax Billing and Collection software. Prior to joining Kb Systems in 1989, Mr. Thomas authored the Thomas Sales Prospecting and Territory Management Directory, which was published by the American Management Association. Prior thereto, he served as Vice President of Sales of Citicorp Information Services, a division of Citibank, N.A. and as Regional Sales Manager of Interactive Data Corporation, a wholly-owned subsidiary of Chase Manhattan Corporation. Mr. Thomas earned a Bachelor of Science degree in Industrial Management from Wayne State University.

  LISA D. HARGISS has served as Assistant Vice President--Property Tax Billing and Collection since September 1995. She joined the Company in August 1987 as a Client Support Representative, becoming an integral part of the design team for the Florida Property Tax Billing and Collection product and the Computer Assisted Mass Appraisal product. Ms. Hargiss obtained a Bachelor of Science degree in Computer Science from Texas A&M University at Commerce.

  RANDY A. SELLERS has served as Assistant Vice President--City and Municipal since November 1996. Prior to joining CPS in March 1994, Mr. Sellers served two years as MIS director and four years in technical support with DacEasy, Inc., a provider of accounting software. Mr. Sellers received a Bachelor of Science degree in Management Science and Computer Systems from Oklahoma State University.

  G. DEAN BOOTH, JR. has served as a Director and the Secretary of CPS since December 1994. Mr. Booth is a partner at the law firm of Schreeder, Wheeler & Flint, LLP of Atlanta, Georgia. Prior to joining Schreeder, Wheeler & Flint in March 1996, he was the founder and managing partner of Booth, Wade and Campbell from 1990. He currently serves as Honorary Chairman and Member of the Executive Council for the International Bar Association, Trustee and Secretary for the Institute for Political Economy, and Chairman of the Bar Council, United States District Court, Northern District of Georgia.

  SIDNEY H. CORDIER has served as a Director of the Company since December 1994. From January 1994 to present, Mr. Cordier has served as Chairman of the Board of Directors of Cedardata PLC, a publicly-held U.K. company listed on the London Stock Exchange, specializing in commercial and financial accounting systems software ("Cedardata"). From 1984 to 1993, Mr. Cordier was Chief Executive Officer of MR Data Management.

  BRIAN R. WILSON has served as a Director of CPS since 1994. From 1993 to the present, Mr. Wilson has been a management consultant, advising companies on restructurings and serving as a manager of a private investment trust, and in May 1996, was appointed a director of Cedardata. From 1987 to 1993 Mr. Wilson served as Finance Director and a member of the Board of Directors of MR Data Management where his responsibilities included mergers and acquisitions, cash management, pensions, insurance, certain legal matters and investor relations. Prior to joining MR Data Management in 1987, Mr. Wilson was the chief financial officer for European Properties with the Pension Fund Property Unit Trust in the United Kingdom.

  The Company's Board of Directors is divided into three classes, with two classes composed of two directors and one class with one director. The classes serve staggered two-year terms. G. Dean Booth, Jr.'s term as Director shall expire as of the 1998 annual meeting, Brian P. Wilson's and Sidney H. Cordier's terms shall expire as of the 1999 annual meeting, and James K. Hoofard, Jr.'s and Paul E. Kana's terms shall expire at the 2000 annual meeting. The Company's executive officers are appointed by and serve at the discretion of the Board of Directors. No family relationships exists between any directors or executive officers of CPS.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board maintains an Audit Committee and Compensation Committee. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors. The Audit Committee is comprised of Messrs. Kana and Wilson. The Compensation Committee is comprised of Messrs. Booth, Wilson and Kana. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees and consultants to the Company, and will oversee and administer the Company's stock option plans.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid by the Company to its Chief Executive Officer and the four next most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered during the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                          --------------------------
                               ANNUAL COMPENSATION              AWARDS       PAYOUTS
                         -------------------------------- ------------------ -------
                                                          RESTRICTED
NAME AND                                     OTHER ANNUAL   STOCK    OPTION/  LTIP      OTHER
PRINCIPAL POSITION       YEAR  SALARY  BONUS COMPENSATION   AWARDS    SARS   PAYOUTS COMPENSATION
------------------       ---- -------- ----- ------------ ---------- ------- ------- ------------
Paul E. Kana............ 1996 $110,000   --       --          --        --      --        --
 Chairman and Chief
 Executive Officer
James K. Hoofard, Jr.... 1996 $125,000  --        --          --        --      --        --
 Director, President and
 Chief Operating Officer

COMPENSATION OF DIRECTORS

  All directors are reimbursed for their usual and customary expenses incurred in attending all Board and committee meetings. CPS currently pays directors who are not also employees (Messrs. Cordier, Wilson and Booth) $650 per day of service as it relates to attending such meetings. Directors who are also employees of the Company receive no remuneration for serving as directors.

BONUS PLAN

  The Company has adopted bonus programs for employees, including executive officers, whereby bonus payments are made based on achievement of individual performance and consolidated corporate operating results. Business unit performance also will be a factor in determining compensation awards with respect to key employees who are not executive officers. The specified qualitative and quantitative criteria employed by the Board of Directors of the Company in determining bonus awards will vary for each individual and from year to year.

401(K) SAVINGS PLAN

  The Company sponsors a deferred savings plan (the "401(k) Plan") qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees over the age of 21 who have completed one year of service are eligible to participate in the 401(k) Plan. Eligible employees may contribute to the 401(k) Plan up to 15% of their salary subject to an annual maximum established under the Code. Presently, the Company does not match employee contributions to the 401(k) Plan.

EMPLOYEE EQUITY PLANS

  1997 Equity Participation Plan. The Company has established an equity participation plan (the "1997 Equity Participation Plan") to enable executive officers, other key employees, independent directors and consultants of CPS to participate in the ownership of the Company. The 1997 Equity Participation Plan is designed to attract and retain executive officers, other key employees, independent directors and consultants of the Company and to provide incentives to such persons to maximize the Company's performance. The 1997 Equity Participation Plan provides for the award to executive officers, other key employees, independent directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards and provides for the grant to executive officers, other key employees, independent directors and consultants of nonqualified stock options. Awards under the 1997 Equity Participation Plan may provide participants with rights to acquire shares of Common Stock.

  The 1997 Equity Participation Plan is administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The members of the Compensation Committee who are not affiliated with the Company will select from among the eligible participants the individuals to whom nonqualified stock options are to be granted, except as set forth below, and will determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1997 Equity Participation Plan.

  Nonqualified stock options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

  Incentive stock options will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

  Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

  Performance awards may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation

Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

  There are 600,000 shares of Common Stock reserved for issuance pursuant to the 1997 Equity Participation Plan, of which options to purchase 335,000 shares have been granted to certain directors, officers and employees to be effective upon the closing of this offering, with an exercise price equal to the initial public offering price.

  Employee Stock Purchase Plan. The Company has established the CPS Systems, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to assist employees of the Company in acquiring a stock ownership interest in CPS and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan permits employees to purchase shares of Common Stock through payroll deductions at a price equal to 85% of fair market value. A total of 100,000 shares of Common Stock are reserved for issuance pursuant to the Employee Stock Purchase Plan. Each employee is limited to purchasing Common Stock having an aggregate market value of $25,000 in any calendar year.

CERTAIN TRANSACTIONS

  G. Dean Booth, Jr., a director of the Company, is a partner in the law firm of Schreeder, Wheeler & Flint, LLP of Atlanta, Georgia. Schreeder, Wheeler & Flint, LLP has acted as counsel to the Company and has been retained by the Company to assist in the preparation of this offering. During fiscal 1996, the firm was paid a total of $31,945 in legal fees. The Company did not make any payments to the firm in fiscal 1995. It is anticipated the firm's fees from services in the preparation of this offering will total approximately $75,000.

  In May 1997, the Company's shareholders formed Thor Concepts, Inc., a Georgia corporation ("Thor"), for the sole purpose of acquiring CDP Systems, Inc., a Florida corporation ("CDP"), for nominal consideration. In addition, the Company's shareholders advanced approximately $123,000 to CDP to cover CDP expenses (the "CDP Loans"). Effective July 1997, the Company purchased the shares of CDP from Thor in exchange for nominal consideration and assumption of the CDP Loans. As of October 31, 1997, there was approximately $128,000 in principal and accrued interest outstanding under the CDP Loans. See "Use of Proceeds."

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 31, 1997, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby, by (i) each of the directors of CPS, (ii) each of the Named Executive Officers, (iii) each person or entity known to CPS to own beneficially more than 5% of the Company's Common Stock and (iv) all directors and executive officers as a group. To the Company's knowledge, none of these entities has a relationship with any Underwriters of this offering or their respective affiliates. Except as otherwise indicated below, each person or entity named in the table has sole voting and investment power (or shares such power with his or her spouse) with respect to his or her Common Stock shown as beneficially owned by each.

                                                              BENEFICIAL OWNERSHIP
                              SHARES BENEFICIALLY OWNED            AFTER THE
NAME AND ADDRESS OF          PRIOR TO THE OFFERING(1)(2)         OFFERING(1)(2)
DIRECTOR, OFFICER AND        -------------------------------- --------------------
OTHER PRINCIPAL SHAREHOLDER     NUMBER          PERCENTAGE     NUMBER   PERCENTAGE
---------------------------  ---------------- --------------- --------- ----------
Paul E. Kana..............          1,139,402           23.6% 1,139,402    18.7%
 3400 Carlisle, Suite 500
 Dallas, Texas 75204
Sidney H. Cordier(3)......          1,139,402           23.6% 1,139,402    18.7%
 Weybourne
 10 Wray Park Road
 Reigate Surrey
 RH2 2 ODD
 United Kingdom
Brian R. Wilson(3)........          1,139,402           23.6% 1,139,402    18.7%
 Drymen House
 Horn Lane
 East Hendren, Near
  Wantage,
 Oxon OX128LD United
  Kingdom
G. Dean Booth, Jr.........            243,265            5.0%   243,265     4.0%
 Schreeder, Wheeler &
  Flint LLP
 1600 The Candler Building
 127 Peachtree Street,
  N.E.
 Atlanta, Georgia 30303
James K. Hoofard, Jr......            243,265            5.0%   243,265     4.0%
 3400 Carlisle, Suite 500
 Dallas, Texas 75204
Hanifen Imhoff Mezzanine
 Fund, L.P.(3)............            724,719           15.0%   724,719    11.9%
 1125 17th Street, Suite
  1600
 Denver, Colorado 80202
All directors and
 executive officers as a
 group (5 persons)........          3,904,736           81.0% 3,904,736    64.2%

--------
(1) The number of shares beneficially owned by each shareholder is determined under rules and regulations promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, as well as any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares.
(2) Assumes exercise of outstanding warrants to purchase 927,766 shares of Common Stock, exercisable on the earlier of December 31, 1999 or completion of an initial public offering.
(3) Does not assume the sale of any shares of Common Stock. See "Selling Shareholders."

                             SELLING SHAREHOLDERS

  In the event that the Underwriter's over-allotment option is exercised in full, the following shareholders (the "Selling Shareholders") will sell the number of shares indicated below:

                                    BENEFICIAL                     BENEFICIAL
                                  OWNERSHIP PRIOR    NUMBER OF   OWNERSHIP AFTER
                                 TO OVER-ALLOTMENT    SHARES     OVER-ALLOTMENT
NAME                                 EXERCISE      BEING OFFERED    EXERCISE
----                             ----------------- ------------- ---------------
Sidney H. Cordier...............     1,139,402        62,371        1,077,031
Brian R. Wilson.................     1,139,402        62,371        1,077,031
Hanifen Imhoff Mezzanine
 Fund, L.P......................      724,719         41,758          682,961
John K. Percival................      103,476         14,000           89,476
Robert J. Newcorn...............       30,457          7,000           23,457

  In the event that the Underwriter elects to exercise less than its full over-allotment option, the number of shares being offered by the Selling Shareholders will be reduced proportionately.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's authorized capital stock consists of (i) 50 million shares of Common Stock, par value $.01 per share, (ii) 10 million shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus an aggregate of 4,832,502 shares of Common Stock were outstanding and held by nine Shareholders (assuming the exercise by four holders of warrants to purchase 927,766 shares of Common Stock). No shares of Preferred Stock have been issued or are outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights with respect to any series of preferred stock which may issued, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor (subject to the terms and conditions contained in the Company's existing credit agreements with its lenders), and in the event of a liquidation, dissolution or winding-up of the affairs of the Company, are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of Common Stock have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors is authorized, subject to limitations prescribed by law, without shareholder approval, to issue such shares of Preferred Stock in one or more series. Each series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. No shares are issued and outstanding as of the date hereof, and the Company has no present plans to issue any of the Preferred Stock in the foreseeable future. The issuance of the Preferred Stock, while providing desirable flexibility for corporate acquisitions and other corporate purposes, could make it more difficult for third-parties to acquire, or discourage third-parties from acquiring, a majority of the outstanding voting stock of the Company. See "Risk Factors-- Effect of Certain Charter and Bylaw Provisions; Antitakeover Effects."

WARRANTS

  As of June 30, 1997, CPS had four outstanding warrants to purchase an aggregate of 927,766 shares of the Common Stock at an exercise price of $.0026 per share. These warrants become exercisable upon the earlier of December 30, 1999 or the completion of an initial public offering and expire on December 29, 2004.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  Upon the completion of this offering, the holders of 927,766 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the registration to not more than 10% of the offering. All registration expenses must be borne by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the sale of shares in connection with any registration shall be borne by the holders of the securities registered pro rata on the basis of the number of shares of such securities being registered.

REPRESENTATIVE'S WARRANT

  For a description of the warrant to be sold to the Representative in connection with this offering, see "Underwriting."

CERTAIN STATUTORY AND CHARTER PROVISIONS REGARDING LIMITATIONS OF LIABILITIES OF DIRECTORS

  As permitted by the Texas Business Corporation Act, the Company's Restated Articles include a provision that eliminates the personal liability of its directors with respect to any acts or omissions in the performance of his duties to the full extent permitted by law.

  The Company's Restated Articles further provide that, if the Texas Business Corporation Act is amended to authorize the elimination or limitation of director liability which is greater than therein provided, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by such law, as so amended.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN CHARTER AND BYLAW PROVISIONS REGARDING CHANGE OF CONTROL

  Certain provisions of the Company's Articles of Incorporation, as amended (the "Restated Articles"), may deter or frustrate a takeover attempt of the Company that a shareholder might consider in his best interest. The Company's Restated Articles or Bylaws, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year, (iii) any special meeting of the shareholders may be called only by the Chairman of the Board, President or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, (iv) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and
(v) the Company's Board of Directors be divided into three classes, each of which serves for different two-year periods, and for which shareholders have no cumulative voting rights. In addition, the Company will be authorized to issue additional shares of Common Stock and up to ten million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Shareholders will have no preemptive rights with respect to any additional common stock or preferred stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device. Except as set forth herein, the Company has no current intentions or plans to issue additional Common Stock or issue Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's securities is American Securities Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering there will be 6,082,502 shares (6,270,002 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock outstanding (assuming exercise of warrants to purchase 927,766 shares of Common Stock). Immediately following the completion of this offering, a total of 1,250,000 shares of Common Stock (1,437,500 shares if the Underwriters' over-allotment is exercised in full) will be freely tradeable without restriction. An additional 4,832,502 (4,645,002 if the Underwriters' over-allotment option is exercised in full) shares of Common Stock may be sold subject to the limitations of Rule 144 under the Securities Act, following expiration of a lock-up agreements executed by the Company's directors, executive officers, certain key employees and certain other shareholders, which expire one year after the date of this Prospectus.

  In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including any persons who may be deemed to be an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of then-outstanding shares of Common Stock or the average weekly trading volume in the Common Stock as reported by Nasdaq during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the manner of sale, notice and availability of current public information about the Company.

  Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions but without regard to the one-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Cruttenden Roth Incorporated is acting as Representative, have severally agreed to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                       NUMBER
     UNDERWRITERS                                                     OF SHARES
     ------------                                                     ---------
     Cruttenden Roth Incorporated....................................
                                                                        ----
       Total.........................................................

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company's counsel and independent public accountants. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all the shares of Common Stock if any are purchased.

  The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock directly to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may
allow selected dealers, a concession of not more than $       per share, and
the Underwriters may allow, and such selected dealers may reallow, a
concession of not more than $    per share to other dealers. After the initial
public offering of the shares, the public offering price and other selling terms may be changed by the Representative. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Selling Shareholders have granted an option to the Underwriters, exercisable for a period of 45 days after the date of this Prospectus, to purchase up to an additional 187,500 shares of Common Stock at the same price per share as the initial shares to be purchased by the Underwriters to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares of Common Stock in approximately the same proportion as set forth in the above table.

  The Representative has advised the Company that they do not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts controlled by the Underwriters.

  The Company has agreed to issue to the Representative at the closing of this offering five-year warrants (the "Representative's Warrants") to purchase up to 10% of number of shares of Common Stock sold in this offering (including shares sold in the event the over-allotment option is exercised in full) at an exercise price per share equal to 120% of the initial per share public offering price. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus and contain standard net-issuance provisions. The holders of the Representative's Warrants will have no voting, dividend or other shareholder rights until the Representative's Warrants are exercised. The terms of the Representative's Warrants were established as the result of negotiations between the Company and the Representative. If the

Representative's Warrants are exercised, the Representative may realize additional compensation. By their terms, the Representative's Warrants will be restricted from sale, transfer, assignment or hypothecation, except to persons that are officers of the Representative. The number of shares covered by the Representative's Warrants and the exercise price thereof are subject to adjustment in certain events to prevent dilution. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the Representative's Warrants and the Common Stock underlying the Representative's Warrants under the Securities Act, all of which are being registered as part of this offering.

  The Company has agreed to reimburse the Representative up to $50,000 for its accountable expenses and to reimburse the Representative for its legal expenses incurred in connection with this offering (together, the "Accountable Expenses"). In addition, the Company has agreed to pay the Representative a non-accountable expense allowance equal to 3.0% of the aggregate Price to Public (including with respect to shares of Common Stock underlying the over-allotment option, if and to the extent it is exercised) set forth on the front cover of this Prospectus, less amounts paid for Accountable Expenses. The Representative's expenses in excess of such allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess may be deemed to be compensation to the Representative.

  The Company, its officers and directors have entered into lock-up agreements with the Representative which provide that they will not offer, sell or otherwise dispose of any of the Company's Common Stock for a period of 365 days after the commencement of the offering without the prior written consent of the Representative. See "Shares Eligible for Future Sale."

  Prior to this offering, there has been no established trading market for the Common Stock. Consequently, the initial public offering price for the Common Stock offered hereby has been determined by negotiation between the Company and the Representative. Among the factors considered in such negotiations were the preliminary demand for the Common Stock, the prevailing market and economic conditions, the Company's results of operations, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses, the current condition of the markets in which the Company operates, and other factors deemed relevant. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.

  The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

  The law firm of Schreeder, Wheeler & Flint, LLP, Atlanta, Georgia, has acted as counsel to the Company in connection with this offering and will render an opinion as to the legality of the shares of Common Stock being offered hereby. Summit Law Group, P.L.L.C., Seattle, Washington, has acted as counsel to the Underwriters in connection with certain legal matters relating to this offering. See "Certain Transactions."

                                    EXPERTS

  The Company's financial statements as of December 31, 1996, and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of

Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company has not previously been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, has not filed reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be examined without charge at, and copies of all or part of which may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings made through the Electronic Data Gathering and Retrieval system are publicly available through the Commission's website at "http://www.sec.gov". Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

                               CPS SYSTEMS, INC.

                         Index to Financial Statements

Report of Independent Certified Public Accountants.......................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Shareholders' Equity.......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
CPS Systems, Inc.

  We have audited the accompanying balance sheet of CPS Systems, Inc. as of December 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CPS Systems, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Atlanta, Georgia
January 22, 1997 (except for
 Note I, as to which the date
 is October 23, 1997)

                               CPS SYSTEMS, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
ASSETS                                                 ------------ -----------
                                                                    (UNAUDITED)
CURRENT ASSETS
  Cash................................................  $  591,698  $  447,005
  Accounts receivable, less allowance for doubtful
   accounts of $27,000 and $42,000....................   1,509,087   1,590,736
  Deferred income taxes...............................     146,000     152,000
  Inventories.........................................      91,599     174,780
  Prepaid expenses....................................      74,976      76,439
  Other receivable....................................         --      123,925
                                                        ----------  ----------
    Total current assets..............................   2,413,360   2,564,885
PROPERTY AND EQUIPMENT................................     455,633     483,799
SOFTWARE DEVELOPMENT COSTS............................     799,438     843,682
OTHER ASSETS
  Costs in excess of net assets acquired..............   2,119,675   1,981,027
  Debt issue costs....................................     241,759     200,945
  Non-compete agreements..............................      83,333      41,667
  Other assets........................................      20,948      20,948
                                                        ----------  ----------
                                                         2,465,715   2,244,587
                                                        ----------  ----------
                                                        $6,134,146  $6,136,953
                                                        ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long term debt...................  $  299,927  $  315,828
  Accounts payable....................................     403,635     668,031
  Accrued salaries, wages and payroll taxes...........     122,090         --
  Other accrued expenses..............................      81,880     141,272
  Unearned revenue, current portion...................   1,025,743     930,118
  Income taxes payable................................     176,904     141,427
                                                        ----------  ----------
    Total current liabilities.........................   2,110,179   2,196,676
OTHER LIABILITIES
  Long-term debt......................................   2,741,118   2,559,625
  Deferred income taxes...............................     284,000     295,000
  Unearned revenue....................................      95,551      45,871
  Other liabilities...................................      54,710      68,388
                                                        ----------  ----------
                                                         3,175,379   2,968,884
                                                        ----------  ----------
    Total liabilities.................................   5,285,558   5,165,560
PUT WARRANTS..........................................     324,801     314,843
COMMITMENTS AND CONTINGENCIES.........................         --          --
SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value; authorized
   10,000,000 shares, none issued and outstanding.....         --          --
  Common stock, $.01 par value, 50,000,000 shares
   authorized; 3,904,736 shares issued................      39,047      39,047
  Additional paid-in capital..........................     960,953     960,953
  Accumulated deficit.................................    (476,213)   (343,450)
                                                        ----------  ----------
    Total shareholders' equity........................     523,787     656,550
                                                        ----------  ----------
                                                        $6,134,146  $6,136,953
                                                        ==========  ==========

        The accompanying notes are an integral part of these statements.

                               CPS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                      YEAR ENDED           SIX MONTHS ENDED
                                     DECEMBER 31,              JUNE 30,
                                 ----------------------  ----------------------
                                    1995        1996        1996        1997
                                 ----------  ----------  ----------  ----------
                                                              (UNAUDITED)
Revenue
  License fees.................. $  423,964  $1,634,835  $  851,541  $1,364,902
  Recurring maintenance and
   service fees.................  3,906,499   3,851,308   1,928,343   1,911,558
  Product sales.................  1,594,388   2,052,148     978,362   1,648,007
  Other service fees............    328,262     824,486     235,819     481,176
                                 ----------  ----------  ----------  ----------
                                  6,253,113   8,362,777   3,994,065   5,405,643
                                 ----------  ----------  ----------  ----------
Cost of revenue
  Product sales.................  1,033,334   1,464,664     703,004   1,236,233
  Purchase software.............    152,671     274,438      94,081     210,342
  Distribution..................     11,358      11,115       5,406      39,702
                                 ----------  ----------  ----------  ----------
                                  1,197,363   1,750,217     802,491   1,486,277
                                 ----------  ----------  ----------  ----------
    Gross profit................  5,055,750   6,612,560   3,191,574   3,919,366
Operating expenses
  Support and customer service..  2,276,131   2,743,217   1,301,023   1,459,091
  Selling.......................    600,979     771,470     378,891     408,537
  Research and development......    691,447     866,366     336,407     729,399
  General and administrative....    870,975   1,146,669     547,878     602,227
Amortization of intangible
 assets.........................    429,919     434,250     223,294     221,128
                                 ----------  ----------  ----------  ----------
                                  4,869,451   5,961,972   2,787,493   3,420,382
                                 ----------  ----------  ----------  ----------
    Earnings from operations....    186,299     650,588     404,081     498,984
Interest and financing costs....    440,439     731,461     371,084     191,921
                                 ----------  ----------  ----------  ----------
    Earnings (loss) before
     income taxes...............   (254,140)    (80,873)     32,997     307,063
Income tax expense (benefit)....    (24,000)    165,200     110,500     174,300
                                 ----------  ----------  ----------  ----------
    Net earnings (loss)......... $ (230,140) $ (246,073) $  (77,503) $  132,763
                                 ==========  ==========  ==========  ==========
Net earnings (loss) per common
 share.......................... $     (.06) $     (.06) $     .(02) $      .03
                                 ==========  ==========  ==========  ==========
Weighted average shares used in
 computing net earnings (loss)
 per common share...............  3,904,736   3,904,736   3,904,736   3,904,736
                                 ==========  ==========  ==========  ==========

        The accompanying notes are an integral part of these statements.

                               CPS SYSTEMS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                               DECEMBER 31, 1996

                             COMMON STOCK
                           ----------------- ADDITIONAL
                            NUMBER     PAR    PAID IN   ACCUMULATED
                           OF SHARES  VALUE   CAPITAL     DEFICIT     TOTAL
                           --------- ------- ---------- ----------- ----------
Balance, December 31,
 1994..................... 3,904,736 $39,047  $960,953   $     --   $1,000,000
Net loss for the year.....       --      --        --     (230,140)   (230,140)
                           --------- -------  --------   ---------  ----------
Balance, December 31,
 1995..................... 3,904,736  39,047   960,953    (230,140)    769,860
Net loss for the year.....       --      --        --     (246,073)   (246,073)
                           --------- -------  --------   ---------  ----------
Balance, December 31,
 1996..................... 3,904,736  39,047   960,953    (476,213)    523,787
Net earnings for the
 period (unaudited).......       --      --        --      132,763     132,763
                           --------- -------  --------   ---------  ----------
Balance, June 30, 1997
 (unaudited).............. 3,904,736 $39,047  $960,953   $(343,450) $  656,550
                           ========= =======  ========   =========  ==========



         The accompanying notes are an integral part of this statement.

                               CPS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                         YEAR ENDED         SIX MONTHS ENDED
                                        DECEMBER 31,            JUNE 30,
                                     --------------------  -------------------
                                       1995       1996       1996      1997
                                     ---------  ---------  --------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
  Net earnings (loss)............... $(230,140) $(246,073) $(77,503) $ 132,763
  Adjustments to reconcile net earn-
   ings (loss) to net cash provided
   (used) by operating activities:
    Deferred income tax (benefit)
     expense........................   (13,000)   (16,000)  (37,000)     5,000
    Depreciation and amortization...   691,474    702,318   341,503    372,770
    Accretion of put warrants.......   (56,831)   271,632   135,816     (9,958)
    Loss on disposal of assets......       --         820       --         --
    Change in assets and liabili-
     ties:
      Accounts receivable...........   344,670   (612,648) (668,979)   (81,649)
      Refundable income taxes.......  (118,134)   118,134   118,134        --
      Inventories...................   (32,407)   (58,552)  (13,488)   (83,181)
      Prepaid expenses..............    42,423      9,480    33,016     (1,463)
      Other assets..................    87,599        963     2,469        --
      Accounts payable..............   194,359     70,476   105,736    264,396
      Accrued expenses..............  (379,763)   116,488    47,340    (62,698)
      Unearned revenue..............   (87,162)    (8,210) (148,681)  (145,305)
      Income taxes payable..........       --     176,904    76,800    (35,477)
      Other liabilities.............    27,356     27,354    13,677     13,678
                                     ---------  ---------  --------  ---------
        Net cash provided (used) by
         operating activities.......   470,444    553,086   (71,160)   368,876
                                     ---------  ---------  --------  ---------
Cash flows from investing
 activities:
  Purchase of property and equip-
   ment.............................  (104,758)  (209,450)  (75,865)  (119,272)
  Software development costs........  (180,428)   (41,016)  (37,341)  (104,780)
  Proceeds from sale of property and
   equipment........................       --       1,299       --         --
  Other receivables.................       --         --        --    (123,925)
                                     ---------  ---------  --------  ---------
        Net cash used by investing
         activities.................  (285,186)  (249,167) (113,206)  (347,977)
                                     ---------  ---------  --------  ---------
Cash flows from financing activi-
 ties:
  Principal payments on long-term
   debt.............................  (210,311)  (262,644) (148,346)  (165,592)
  Other receivable..................       --     165,000   165,000        --
                                     ---------  ---------  --------  ---------
        Net cash (used) provided by
         financing activities.......  (210,311)   (97,644)   16,654   (165,592)
                                     ---------  ---------  --------  ---------
Net increase (decrease) in cash.....   (25,053)   206,275  (167,712)  (144,693)
Cash at beginning of period.........   410,476    385,423   385,423    591,698
                                     ---------  ---------  --------  ---------
Cash at end of period............... $ 385,423  $ 591,698  $217,711  $ 447,005
                                     =========  =========  ========  =========
Supplementary Cash Flow Disclosure:
  Interest and financing costs paid. $ 465,584  $ 432,048  $215,341  $ 188,790
  Income taxes (refunded) paid, net. $ 107,234  $(113,839) $ 70,700  $ 204,777

        The accompanying notes are an integral part of these statements.

                               CPS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996

NOTE A--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANTACCOUNTING POLICIES

1. BUSINESS

  CPS Systems, Inc. (the Company), a Texas corporation, engages primarily in developing, marketing, licensing and supporting proprietary software and selling hardware and related products to appraisal/assessment districts, tax collection agencies, municipalities and law enforcement agencies located primarily in Texas, Oklahoma and Florida.

2. REVENUE RECOGNITION

  The Company licenses its software products. Revenue from software license fees is recognized when an agreement has been executed, software has been delivered and installed, all significant contractual obligations have been met and collection of the related receivable is probable. Post contract customer support revenue, consisting of continuing maintenance and service fees, including that bundled with initial license fees, is deferred and recognized ratably over the contractual periods the services are provided. Product sales, consisting primarily of computer hardware, are recognized upon delivery of the product.

  Other fees consist primarily of training, conversion, customization and installation fees and are recognized as the services are provided.

3. INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

4. PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Accelerated methods are utilized for income tax purposes.

5. SOFTWARE DEVELOPMENT COSTS

  In accordance with SFAS No. 86, all software development costs are charged to expense as incurred until technological feasibility has been established for the product. Software development costs incurred after technological feasibility has been established are capitalized and amortized, commencing with product release, on a straight line basis over a period of six to ten years. Amortization of software development costs was approximately $103,000 and $116,000 during 1995 and 1996, respectively. Software development costs are net of accumulated amortization of approximately $219,000 at December 31, 1996.

6. COSTS IN EXCESS OF NET ASSETS ACQUIRED

  The excess acquisition cost over the fair value of net assets acquired of CPS Systems, Inc. is amortized over a ten-year period on a straight line basis. Costs in excess of net assets acquired is net of accumulated amortization of $529,918 at December 31, 1996. Amortization of costs in excess of net assets acquired charged to operations was $264,959 annually in 1995 and 1996.

7. DEBT ISSUE COSTS

  Costs incurred in connection with obtaining financing have been capitalized and are amortized on a straight-line basis over the term of the loan agreements, which range from four to six years. Debt issue costs are stated net of accumulated amortization of $163,255 at December 31, 1996. Amortization of debt issue costs charged to operations was $81,627 annually in 1995 and 1996.

                               CPS SYSTEMS, INC.

8. NON-COMPETE AGREEMENTS

  Cost of non-compete agreements have been capitalized and are amortized on a straight line basis over the three year term of the agreements. Non-compete agreements are net of accumulated amortization of $166,667 at December 31, 1996. Amortization of non-compete agreements charged to operations was $83,333 annually in 1995 and 1996.

9. INCOME TAXES

  The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

10. USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

  In preparing financial statements in conformity with General Accepted Accounting Principles ("GAAP"), management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

11. LONG-LIVED ASSETS

  Management periodically evaluates the realizability of its property and equipment, software development costs and intangible assets in light of current technology, as it may relate to the Company's products, and the current environment of its industry and markets. Management believes that no impairment of property and equipment, software development costs and intangible assets exists at December 31, 1996.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments include cash, cash equivalents and long-term debt. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period to maturity of the instruments. The carrying value of the Company's long-term obligations approximates fair value based upon borrowing rates currently available to the Company for borrowings with comparable maturities.

13. INTERIM FINANCIAL INFORMATION (UNAUDITED)

  The accompanying balance sheet as of June 30, 1997 and the accompanying statements of operations and cash flows for the six months ended June 30, 1997 and 1996, included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. These adjustments are all of a normal recurring nature.

14. NET EARNINGS (LOSS) PER COMMON SHARE

  Net earnings (loss) per share is based on the weighted average number of common shares and common equivalent shares outstanding during the period.

  Common stock equivalents, regardless of their anti-dilutive impact, issued at prices below the offering price per share during the twelve months preceding the initial filing of the Company's Registration Statement and through the effective date of the initial public offering of the Company's common stock have been considered in the calculation of net earnings (loss) per share as if outstanding since the beginning of each period presented.

                               CPS SYSTEMS, INC.

NOTE B--PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at December 31, 1996:

                                                                     ESTIMATED
                                                                   SERVICE LIVES
                                                                   -------------
   Computer equipment and purchased software............. $562,597     5 years
   Furniture and fixtures................................  160,201   5-7 years
   Vehicle...............................................   15,686     3 years
   Leasehold improvements................................   17,194     4 years
                                                          --------
                                                           755,678
   Accumulated depreciation..............................  300,045
                                                          --------
                                                          $455,633
                                                          ========

  Depreciation of property and equipment charged to operations was $154,121 and $151,839 in 1995 and 1996, respectively.

NOTE C--LONG-TERM DEBT AND REVOLVING LINE OF CREDIT

LONG-TERM DEBT

  Long-term debt consisted of the following at December 31, 1996:

   Senior term loan. Requires monthly payments of $32,614 including interest at prime plus 2.5% (effective rate of 10.25% at
    December 31, 1996). All outstanding principal and interest due
    December 1998................................................... $1,027,045
   Subordinated note. Requires annual principal payments of
    $1,050,000 in December 1999 and December 2000. Interest is
    payable quarterly...............................................  2,014,000
                                                                     ----------
                                                                      3,041,045
   Less current portion.............................................    299,927
                                                                     ----------
                                                                     $2,741,118
                                                                     ==========

  In accordance with the subordination and intercreditor agreement, the Company can make no payments on the subordinated note until all indebtedness under the senior term loan and revolving line of credit has been repaid, with the exception of interest payments required under the subordinated note. Each loan is collateralized by substantially all assets of the Company.

  Each loan agreement contains covenants which, among other things, restrict the payment of dividends and the level of capital expenditures, and require the Company to maintain certain minimum financial ratios. The Company was in compliance or has obtained waivers for any events of noncompliance with these covenants at December 31, 1996.

  The senior term loan requires the payment of a monthly maintenance fee of $4,167 through December 1998. The lender may also require additional principal payments not to exceed fifty percent of the Company's annual excess cash flows, as defined.

  In connection with the issuance of the subordinated note, CPS issued a warrant to purchase 724,719 shares of the Company's common stock for $.0026 per share to the note holder. Interest on this note is payable at a stated rate of 12%. Giving effect to the issuance of the warrants, the imputed interest rate on this note is 13.25%.

                               CPS SYSTEMS, INC.

  Maturities of long-term debt are as follows:

   Year ending December 31,
   1997............................................................ $  299,927
   1998............................................................    727,118
   1999............................................................    975,725
   2000............................................................  1,038,275
                                                                    ----------
                                                                    $3,041,045
                                                                    ==========

REVOLVING LINE OF CREDIT

  The Company executed a revolving line of credit agreement with the senior lender which provides for maximum borrowings of $1,000,000. Borrowings are restricted to 70% of eligible accounts receivable. Interest is payable monthly at the prime rate plus 2%. The agreement is collateralized by substantially all assets of the Company. The provisions of the agreement contain covenants identical to those of the senior term loan. No amounts were outstanding under this revolving line of credit at December 31, 1996.

NOTE D--INCOME TAXES

  The income tax provision consisted of the following:

                                                               1995      1996
                                                             --------  --------
   Current expense (benefit)................................ $(11,000) $181,200
   Deferred benefit.........................................  (13,000)  (16,000)
                                                             --------  --------
                                                             $(24,000) $165,200
                                                             ========  ========

  The Company's temporary differences result in a deferred income tax liability, summarized as follows at December 31, 1996:

   Deferred tax liabilities:
     Capitalized software costs....................................... $303,800
     Depreciation.....................................................   30,100
     Other............................................................    1,000
                                                                       --------
       Gross deferred tax liability...................................  334,900
                                                                       --------
   Deferred tax assets:
     Unearned revenue.................................................  129,400
     Amortization of intangible assets................................   50,700
     Accruals and allowances..........................................   16,800
                                                                       --------
                                                                        196,900
                                                                       --------
       Net deferred tax liability..................................... $138,000
                                                                       ========

  The net deferred tax liability is classified in the December 31, 1996 balance sheet as follows:

   Current deferred tax asset....................................... $(146,000)
   Long-term deferred tax liability.................................   284,000
                                                                     ---------
   Net deferred tax liability....................................... $ 138,000
                                                                     =========

                               CPS SYSTEMS, INC.

  The provision for income taxes differs from the amount of income tax determined by applying the applicable federal rates due to the following:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
   Tax benefit at applicable federal rate of 34%........... $(86,400) $(27,500)
   State tax (benefit), net................................  (12,400)   14,500
   Non deductible amortization of goodwill.................   90,100    90,100
   Non deductible (taxable) warrant accretion..............  (19,300)   92,400
   Other non deductible items..............................    4,000    15,200
   Tax credits.............................................      --    (19,500)
                                                            --------  --------
                                                            $(24,000) $165,200
                                                            ========  ========

NOTE E--COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

  The Company has entered into noncancelable operating lease agreements for office space which expire at various dates through March 2001. Approximate minimum future payments under noncancelable leases with initial or remaining terms in excess of one year at December 31, are due as follows:

   Year ending December 31,
       1997............................................................ $209,000
       1998............................................................  192,000
       1999............................................................  204,000
       2000............................................................   76,000
       2001............................................................    2,000
                                                                        --------
                                                                        $683,000
                                                                        ========

  Rental expense for the year ended December 31, 1995 and 1996 was approximately $217,000 and $177,000, respectively.

CONTINGENCIES

  A former employee has filed a complaint with the Equal Employment Opportunity Commission alleging discrimination and other illegal acts on behalf of the Company. Management believes this claim to be without merit and intends to vigorously defend itself. However, the ultimate outcome of this uncertainty cannot be determined at this time. Accordingly, no provision for any liabilities that may result based on the ultimate outcome of this claim has been made.

NOTE F--WARRANTS

  The Company issued warrants to purchase 724,719 shares of common stock in connection with the subordinated note. Additionally, warrants to purchase 203,047 shares of common stock were issued in connection with costs of obtaining financing. All warrants issued entitle the holders to purchase common stock at an exercise price of $.0026 per share and expire in December 2004. The terms of the warrant also entitle the holders to require the Company to purchase the warrant for cash on or after December 31, 1999, or upon an initial public offering of the Company's common stock if earlier, for a price as defined in the warrant agreements.

                               CPS SYSTEMS, INC.

  Upon issuance, the Company recorded the put warrants at their estimated value. The Company is adjusting the put warrants to the highest redemption price of the put warrants (the put feature adjustment). The put feature adjustments are accrued over the period from the date of issuance to the earliest put date of the warrants. Such put feature adjustments are classified as interest and financing costs in the accompanying statements of operations.

NOTE G--RETIREMENT PLAN

  The Company has a retirement savings plan covering substantially all of its employees. The Company matches employee contributions at a rate determined annually by the Board of Directors. No Company contributions were made for the years ended December 31, 1995 and 1996.

NOTE H--NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board (FASB) has issued the following Statements of Financial Accounting Standards (SFAS):

  SFAS 128, Earnings Per Share, which is effective for financial statements for periods ending after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed.

  SFAS 129, Disclosure of Information about Capital Structure, which is effective for financial statements for periods ending after December 15, 1997. SFAS 129 requires disclosure of certain information about a Company's securities.

  SFAS 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires companies to include details about comprehensive income that arise during a reporting period. Comprehensive income includes revenue, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity.

  SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 requires companies to report information about an entity's different types of business activities and the different economic environments in which it operates, referred to as operating segments.

  Management does not expect the adoption of these new standards to have a material impact on the Company's results of operations or financial condition.

NOTE I--SUBSEQUENT EVENT

  On October 23, 1997, the board of directors approved the following items:

  A stock split of approximately 390 to 1 was approved, effective October 23, 1997. Additionally, the articles of incorporation were amended to authorize 50,000,000 common shares and 10,000,000 preferred shares. The board can issue such shares of preferred stock in one or more series and shall have rights, preferences, privileges and restrictions as determined by the board of directors. All per share amounts and references to common and preferred stock have been retroactively restated.

                               CPS SYSTEMS, INC.

  The 1997 Equity Participation Plan and Employee Stock Purchase Plan (the "Plans") were adopted. The Plans provide for the issuance of stock options and other performance awards as may be approved by the board of directors. 335,000 stock options were granted under this plan pending the successful closing of the Company's initial public offering, with an exercise price equal to the offering price per share of the Company's common stock in its initial public offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER
TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Dilution..................................................................   13
Capitalization............................................................   14
Selected Financial Data...................................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business .................................................................   25
Management................................................................   38
Certain Transactions......................................................   42
Principal Shareholders....................................................   43
Selling Shareholders......................................................   44
Description of Capital Stock..............................................   44
Shares Eligible for Future Sale...........................................   47
Underwriting..............................................................   48
Legal Matters.............................................................   49
Experts...................................................................   49
Additional Information....................................................   50
Index to Financial Statements.............................................  F-1

                                  -----------

  UNTIL       , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,250,000 SHARES


                   [LOGO OS CPS SYSTEMS, INC. APPEARS HERE]

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------


                                Cruttenden Roth
                                  Incorporated


                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Restated Articles of Incorporation ("Restated Articles") contains a provision that requires the Registrant to indemnify its directors, officers, agents and employees to the extent permitted under Texas law. The Registrant's Restated Articles provide that the Registrant shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Restated Articles covers at least negligence and gross negligence on the part of the indemnified parties. The Registrant's Restated Articles also require it to maintain insurance, to the extent reasonably available and at its expense, to protect any person entitled to indemnity thereunder against any liability for which indemnification would be provided thereunder, whether or not the Registrant has the power to indemnify such person against such liability under Texas law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered:

Securities and Exchange Commission Registration Fee................... $  4,392
National Association of Securities Dealers, Inc. Filing Fee...........    1,794
Nasdaq Filing Fee.....................................................   17,500
Non-accountable expense allowance * ..................................  300,000
Blue Sky Fees and Expenses * .........................................   15,000
Legal Fees and Expenses *.............................................  175,000
Accounting Fees and Expenses *........................................   75,000
Printing and Engraving Expenses *.....................................   55,000
Transfer Agent Fee *..................................................    3,000
Miscellaneous Expenses *..............................................    3,314
                                                                       --------
Total................................................................. $650,000
                                                                       ========

--------
* Estimated for the purpose of this filing.

  In the event the Underwriters' over-allotment option is exercised in full, an additional $45,000 in non-accountable expenses will be payable by the Registrant.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

  NO.   DESCRIPTION
  ---   -----------
   1.1  Form of Underwriting Agreement
   1.2* Form of Warrant Agreement
   3.1  Restated Articles of Incorporation and all amendments thereto
   4.1* Form of Common Stock Certificate
   4.2  See Exhibits 3.1 and 3.2 for provisions in the Certificate of
        Incorporation and Amended and Restated Bylaws of the Company defining the rights of the holders of Common Stock

  NO.   DESCRIPTION
  ---   -----------
   5.1  Opinion of Schreeder, Wheeler & Flint, LLP regarding legality
  10.1  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to Hanifen Imhoff Mezzanine Fund, L.P. granting the right to purchase from the Company 724,719 shares of the Company's
        Common Stock
  10.2  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to John K. Percival granting the right to purchase from the Company 103,476 shares
  10.3  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to Samuel E. Hudgins granting the right to purchase from the Company 69,114 shares
  10.4  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to Robert J. Newcorn granting the right to purchase from the Company 30,457 shares
  10.5  401(k) Retirement Plan
  10.6  1997 Equity Participation Plan
  10.7  CPS Systems, Inc. Employee Stock Purchase Plan
  10.8  Standard Office Building Lease Agreement between Aetna Life Insurance
        Company and CPS Business Systems, Inc., dated February 13, 1990, as amended by Amendment No. 1 between Dallas Metro Real Estate Fund I,
        Aetna Life Insurance Company and CPS Systems, Inc. dated January 31,
        1995
  10.9  Term Loan Agreement dated as of December 29, 1994 between CPS
        Acquisition Corp. and Greyhound Financial Corporation**
 10.10* Term Loan Promissory Note dated December 29, 1994 in the amount of
        $1,500,000
 10.11* Guaranty and Subordination Agreement (Term Loan) dated December 29,
        1994 by CPS Systems, Inc. in favor of Greyhound Financial Corporation**
 10.12* Form of Stock Pledge and Security Agreement (with Irrevocable Proxy)
        dated December 29, 1994 between each of the Company's Shareholders and
        Greyhound Financial Corporation**
 10.13* Assignment of contract dated December 29, 1994 between CPS Acquisition
        Corp. and Greyhound Financial Corporation**
 10.14* Stock Pledge and Security Agreement (with Irrevocable Proxy) dated
        December 29, 1994 between CPS Acquisition Corp. and Greyhound Financial
        Corporation**
 10.15* Assumption Agreement dated December 29, 1994 between CPS Systems, Inc.
        and Greyhound Financial Corporation**
 10.16* Revolver Loan and Security Agreement dated December 29, 1994 between
        CPS Systems, Inc. and Greyhound Financial Corporation**
 10.17* Revolver Loan Promissory Note dated December 29, 1994 in the amount of
        $1,000,000
 10.18* Assignment of Contracts, Intangibles, Licenses and Permits dated
        December 29, 1994 between CPS Systems, Inc. and Greyhound Financial
        Corporation**
 10.19* Guaranty and Subordination Agreement (Revolver Loan) dated December 29,
        1994 by CPS Acquisition Corp. in favor of Greyhound Financial
        Corporation**
 10.20* Subordination and Intercreditor Agreement dated December 29, 1994 among
        Greyhound Financial Corporation, Hanifen Imhoff Mezzanine Fund, L.P.,
        CPS Acquisition Corp. and CPS Systems, Inc.**
 10.21  CPS Acquisition Corp. and CPS Systems, Inc. Note Agreement dated as of
        December 29, 1994 for $2,100,000 12% Senior Subordinated Secured Note
        Due December 31, 2000
 10.22* Security Agreement (general) dated December 29, 1994 between CPS
        Systems, Inc. and Hanifen Imhoff Mezzanine Fund, L.P.
 10.23* Security Agreement (Stock) dated December 29, 1994 from Paul E. Kana to and for the benefit of Hanifen Imhoff Mezzanine Fund, L.P.
 10.24* Agreement for Ongoing Maintenance & Enhancement of Software Products
        entered between CPS Systems, Inc. and Majesco Software, Inc. dated
        January 1997

 NO.    DESCRIPTION
 ---    -----------
 10.25* Value Added Reseller Agreement by and between CPS Systems, Inc. and NCR
        Corporation dated June 13, 1996
 10.26* Industry Remarketer Affiliate Document of Understanding by and between
        IBM Corporation and CPS Systems, Inc. dated September 12, 1996
  21.1  List of Subsidiaries
  23.1  Consent of Independent Auditors
  23.2  Consent of Schreeder, Wheeler and Flint, LLP (see Exhibit 5.1)
  24.1  Power of Attorney (see page II-IV)
  27.1  Financial Data Schedules

--------
 * To be filed by Amendment.
** Greyhound Financial Corporation changed its name to FINOVA Capital
Corporation.

(B) FINANCIAL STATEMENT SCHEDULES

  Report of Independent Auditors on Financial Statement Schedules

ITEM 28. UNDERTAKINGS

  The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or 497(h) under the Securities Act will be treated as part of this Registration Statement as of the time the Commission declares it effective.

  For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be treated as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time will be treated as the initial bona fide offering of those securities.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 1997.

                                          CPS SYSTEMS, INC.

                                            By  /s/ Paul E. Kana,
                                          _____________________________________
                                                      Paul E. Kana,
                                          Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Paul E. Kana and James K. Hoofard, Jr., and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

         /s/ Paul E. Kana            Chairman of the Board and      October 31, 1997
____________________________________ Chief Executive Officer
            Paul E. Kana             (Principal Executive
                                     Officer)

        /s/ Kevin L. Figge           Chief Financial Officer        October 31, 1997
____________________________________ (Principal Financial Officer)
           Kevin L. Figge

    /s/ James K. Hoofard, Jr.        Director, President, and       October 31, 1997
____________________________________ Chief Operating Officer
       James K. Hoofard, Jr.

        /s/ G. Dean Booth            Director, Secretary            October 31, 1997
____________________________________
            G. Dean Booth

      /s/ Sidney H. Cordier          Director                       October 31, 1997
____________________________________
         Sidney H. Cordier

       /s/ Brian R. Wilson           Director                       October 31, 1997
____________________________________
          Brian R. Wilson

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                  ON SCHEDULE

Board of Directors
CPS Systems, Inc.

  In connection with our audit of the financial statements of CPS Systems, Inc. and referred to in our report dated January 22, 1997 (except for Note I, as to which the date is October 23, 1997), which is included in the Prospectus constituting Part I of this Registration Statement, we have also audited
Schedule II of CPS Systems, Inc. for the years ended December 31, 1996 and 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/ Grant Thornton

Atlanta, Georgia
January 22, 1997

                               CPS SYSTEMS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

            COLUMN A               COLUMN B   COLUMN C    COLUMN D    COLUMN E
            --------              ---------- ---------- ------------ ----------
                                             ADDITIONS
                                  BALANCE AT CHARGED TO              BALANCE AT
                                  BEGINNING  COSTS AND   DEDUCTIONS    END OF
           DESCRIPTION            OF PERIOD   EXPENSES  DESCRIBE (1)   PERIOD
           -----------            ---------- ---------- ------------ ----------
Year ended December 31, 1996
 Allowance for doubtful accounts
  receivable.....................  $40,000      $--       $13,000     $27,000
Year ended December 31, 1995
 Allowance for doubtful accounts
  receivable.....................  $49,000      $--       $ 9,000     $40,000

--------
(1) Bad debt write off.

                                 EXHIBIT INDEX

  NO.   DESCRIPTION
  ---   -----------
   1.1  Form of Underwriting Agreement
  1.2*  Form of Warrant Agreement
   3.1  Restated Articles of Incorporation and all amendments thereto
   3.2  Bylaws
   4.1* Form of Common Stock Certificate
   4.2  See Exhibits 3.1 and 3.2 for provisions in the Certificate of
        Incorporation and Amended and Restated Bylaws of the Company defining the rights of the holders of Common Stock
   5.1  Opinion of Schreeder, Wheeler & Flint, LLP regarding legality
  10.1  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to Hanifen Imhoff Mezzanine Fund, L.P. granting the right to purchase from the Company 724,719 shares of the Company's
        Common Stock
  10.2  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to John K. Percival granting the right to purchase from the Company 103,476 shares
  10.3  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to Samuel E. Hudgins granting the right to purchase from the Company 69,114 shares
  10.4  Warrant to Purchase Shares of Common Stock issued on December 29, 1994 by the Company to Robert J. Newcorn granting the right to purchase from the Company 30,457 shares
  10.5  401(k) Retirement Plan
  10.6  1997 Equity Participation Plan
  10.7  CPS Systems, Inc. Employee Stock Purchase Plan
  10.8  Standard Office Building Lease Agreement between Aetna Life Insurance
        Company and CPS Business Systems, Inc., dated February 13, 1990, as amended by Amendment No. 1 between Dallas Metro Real Estate Fund I,
        Aetna Life Insurance Company and CPS Systems, Inc. dated January 31,
        1995
  10.9  Term Loan Agreement dated as of December 29, 1994 between CPS
        Acquisition Corp. and Greyhound Financial Corporation**
 10.10* Term Loan Promissory Note dated December 29, 1994 in the amount of
        $1,500,000
 10.11* Guaranty and Subordination Agreement (Term Loan) dated December 29,
        1994 by CPS Systems, Inc. in favor of Greyhound Financial Corporation**
 10.12* Form of Stock Pledge and Security Agreement (with Irrevocable Proxy)
        dated December 29, 1994 between each of the Company's Shareholders and
        Greyhound Financial Corporation**
 10.13* Assignment of contract dated December 29, 1994 between CPS Acquisition
        Corp. and Greyhound Financial Corporation**
 10.14* Stock Pledge and Security Agreement (with Irrevocable Proxy) dated
        December 29, 1994 between CPS Acquisition Corp. and Greyhound Financial
        Corporation**
 10.15* Assumption Agreement dated December 29, 1994 between CPS Systems, Inc.
        and Greyhound Financial Corporation**
 10.16* Revolver Loan and Security Agreement dated December 29, 1994 between
        CPS Systems, Inc. and Greyhound Financial Corporation**
 10.17* Revolver Loan Promissory Note dated December 29, 1994 in the amount of
        $1,000,000
 10.18* Assignment of Contracts, Intangibles, Licenses and Permits dated
        December 29, 1994 between CPS Systems, Inc. and Greyhound Financial
        Corporation**
 10.19* Guaranty and Subordination Agreement (Revolver Loan) dated December 29,
        1994 by CPS Acquisition Corp. in favor of Greyhound Financial
        Corporation**
 10.20* Subordination and Intercreditor Agreement dated December 29, 1994 among
        Greyhound Financial Corporation, Hanifen Imhoff Mezzanine Fund, L.P.,
        CPS Acquisition Corp. and CPS Systems, Inc.**

 NO.    DESCRIPTION
 ---    -----------
 10.21  CPS Acquisition Corp. and CPS Systems, Inc. Note Agreement dated as of
        December 29, 1994 for $2,100,000 12% Senior Subordinated Secured Note
        Due December 31, 2000
 10.22* Security Agreement (general) dated December 29, 1994 between CPS
        Systems, Inc. and Hanifen Imhoff Mezzanine Fund, L.P.
 10.23* Security Agreement (Stock) dated December 29, 1994 from Paul E. Kana to and for the benefit of Hanifen Imhoff Mezzanine Fund, L.P.
 10.24* Agreement for Ongoing Maintenance & Enhancement of Software Products
        entered between CPS Systems, Inc. and Majesco Software, Inc. dated
        January 1997
 10.25* Value Added Reseller Agreement by and between CPS Systems, Inc. and NCR
        Corporation dated June 13, 1996
 10.26* Industry Remarketer Affiliate Document of Understanding by and between
        IBM Corporation and CPS Systems, Inc. dated September 12, 1996
  21.1  List of Subsidiaries
  23.1  Consent of Independent Auditors
  23.2  Consent of Schreeder, Wheeler and Flint, LLP (see Exhibit 5.1)
  24.1  Power of Attorney (see pages II-IV)
  27.1  Financial Data Schedules

--------
 * To be filed by Amendment.
** Greyhound Financial Corporation changed its name to FINOVA Capital
Corporation.